Filed pursuant to Rule 424(b)(5)
Registration No. 333-283201

PROSPECTUS SUPPLEMENT

(To prospectus dated November 21, 2024)

12,558,823 Common Shares

Pre-Funded Warrants to Purchase 2,735,295 Common Shares

We are offering 12,558,823 common shares, pursuant to this prospectus supplement and the accompanying prospectus and pre-funded warrants to purchase 2,735,295 common shares. The purchase price of each pre-funded warrant will equal the price per share at which our common shares are being sold to the public in this offering, minus $0.0001, the exercise price of each pre-funded warrant. Each pre-funded warrant will be exercisable for one common share. The pre-funded warrants do not expire, and each pre-funded warrant will be exercisable at any time after the date of issuance. This prospectus supplement also relates to the offering of our common shares issuable upon the exercise of such pre-funded warrants.

Our common shares are listed on Nasdaq Capital Market (“Nasdaq”), under the symbol “ENGN.” On November 12, 2025, the last reported sale price of our common shares on Nasdaq was $8.68 per common share.

We are an “emerging growth company” under applicable federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus supplement and future filings. See “Prospectus Supplement Summary — Emerging Growth Company and Smaller Reporting Company.”

Investing in our common shares involves significant risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of the factors you should consider before deciding to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

No sales of our Common Shares or Pre-Funded Warrants under this prospectus will be offered or made in Canada, or knowingly to a person resident in Canada.

	Per ordinary share	Per Pre-Funded Warrant	Total
Public offering price	$8.50	8.4999	$129,999,729.47
Underwriting discounts and commissions(1)	$0.51	0.5100	$7,800,000.18
Proceeds to enGene Holdings Inc. (before expenses)	$7.99	7.9899	$122,199,729.29

(1)	See “Underwriting” for a description of compensation payable to the underwriters.

We have granted the underwriters an option for a period of 30 days to purchase an additional 2,294,117 common shares. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $8,969,999.85, and the total proceeds to us, before expenses, will be $140,529,724.12.

Delivery of our common shares and pre-funded warrants is expected to be made on or about November 14, 2025.

Joint Book-running Managers

Jefferies	Leerink Partners	Wells Fargo Securities

Lead Managers

Raymond James	Van Lanschot Kempen

Co-Manager

H.C. Wainwright & Co.

Prospectus Supplement dated November 12, 2025.

PROSPECTUS SUPPLEMENT

PROSPECTUS

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus relate to an offering of our common shares and pre-funded warrants. Before buying any of the common shares or pre-funded warrants that we are offering, we urge you to carefully read this prospectus supplement and the accompanying prospectus, together with the information incorporated by reference herein and therein, including as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement. These documents contain important information that you should consider when making your investment decision.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our common shares and pre-funded warrants and also adds to, updates and changes the information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering and some of which may have been supplemented or superseded by information in this prospectus supplement or documents incorporated or deemed to be incorporated by reference into this prospectus supplement that we filed with the Securities and Exchange Commission (“SEC”), subsequent to the date of the prospectus. To the extent the information contained in this prospectus supplement differs from or conflicts with the information contained in the accompanying prospectus or any document incorporated by reference herein or therein, the information in this prospectus supplement will control. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference into the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer from time to time various securities, of which this offering of our common shares and pre-funded warrants is a part. Such registration statement also includes exhibits that provide more detail on the matters discussed in this prospectus supplement and the accompanying prospectus. You should read this prospectus supplement, the accompanying prospectus, including the information incorporated by reference, the exhibits filed with the SEC, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision.

We are responsible for the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any free writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to provide you with information, or to make any representation, different from that which is contained, or incorporated by reference, in this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information others may give you.

You should assume that the information contained in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only and that any information we have incorporated by reference or included in the accompanying prospectus is accurate only as of the date given in the document incorporated by reference or as of the date of the prospectus, as applicable, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus, any related free writing prospectus, or any sale of our common shares or pre-funded warrants pursuant to this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

We are not, and the underwriters are not, making an offer to sell our common shares or pre-funded warrants in any jurisdiction where the offer or sale of such securities is not permitted. For investors outside the United States: Neither we, nor the underwriters, have done anything that would permit this offering or possession or

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distribution of this prospectus supplement or the accompanying prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, and to observe any restrictions relating to, this offering and the distribution of this prospectus supplement and the accompanying prospectus. No sales of our common shares or pre-funded warrants under this prospectus will be offered or made in Canada, or knowingly to a person resident in Canada.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus supplement or the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement and the accompanying prospectus are the property of their respective owners.

Information contained in, or that can be accessed through, our website does not constitute part of this prospectus supplement, the accompanying prospectus or any related free writing prospectus.

Unless otherwise indicated in this prospectus supplement and the accompanying base shelf prospectus all dollar amounts and references to “$” or “US$” are to U.S. dollars and references to “C$” are to Canadian dollars.

In this prospectus supplement and the accompanying base shelf prospectus, unless the context otherwise requires, references to “we,” “us,” “our” or similar terms, as well as references to “enGene” or the “Company,” refer to enGene Holdings Inc., either alone or together with our subsidiaries.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before investing in our common shares and pre-funded warrants. You should read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the factors described under the heading “Risk Factors” in this prospectus supplement and the financial and other information incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the information included in any free writing prospectus that we have authorized for use in connection with this offering, before making an investment decision.

Company Overview

We are a clinical-stage biotechnology company focused on developing gene therapies to improve the lives of patients. We are developing non-viral gene therapies based on our novel and proprietary dually derived chitosan, or “DDX”, gene delivery platform, which allows localized delivery of multiple gene cargos directly to mucosal tissues and other organs. We believe our DDX platform, with its broad tissue and disease application, has the potential to take gene therapy beyond rare genetic diseases into oncology and other underserved therapeutic areas. We have established integrated capabilities with this platform to support the clinical development and potential commercialization of our gene therapies.

Our lead product candidate, detalimogene voraplasmid, (also known as detalimogene, and previously EG-70), which is comprised of three gene cargos delivered via our proprietary DDX platform, is a therapy designed to generate a local immune reaction in proximity to tumors. We believe this enables the immune system to reduce or clear the tumor and develop memory to resist recurrence. Because this treatment does not need to deliver the therapeutic gene directly into tumor cells, it is applicable to many tumor types. We are currently developing detalimogene as a monotherapy to treat non-muscle invasive bladder cancer (“NMIBC”) with carcinoma in situ (“CIS”) in patients that have been unresponsive to treatment with Bacillus Calmette-Guerin, or “BCG,” or what is referred to as “BCG-unresponsive NMIBC with CIS.”

In NMIBC, carcinoma in situ, or CIS, is a flat, high-grade, sessile tumor that has a high likelihood of invading the deeper layers of the bladder wall. A “high-” or “low-” tumor risk describes the degree to which the tumor pathology appears more likely to grow quickly and invade non-cancerous tissue. NMIBC with CIS is typically initially treated with a solution containing the bacterium BCG that is instilled into the bladder multiple times over the course of several months. Despite this treatment, many of these cancers recur and are unresponsive to additional BCG, allowing the cancer to spread throughout and deeper into the bladder and often requiring surgical removal of the bladder (radical cystectomy). We believe BCG-unresponsive NMIBC with CIS is currently an underserved therapeutic segment with limited treatment options, and that there is a market opportunity for detalimogene as a monotherapy for this condition. While the potential market for detalimogene may not be limited to these patients, that is our current initial focus in working to bring detalimogene to market.

Further details concerning our business, including information with respect to our assets, operations and development history, are provided in our Annual Report on Form 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q, or our current reports on Form 8-K, which are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. See “Incorporation of Certain Documents by Reference.” You are encouraged to thoroughly review the documents incorporated by reference into this prospectus supplement as they contain important information concerning our business and our prospects.

Recent Developments

Detalimogene is being evaluated in the ongoing, open-label, multi-cohort, Phase 2 LEGEND trial to establish its safety and efficacy in high-risk NMIBC. LEGEND’s pivotal cohort (“Cohort 1”) has completed enrollment of 125 patients with high-risk, BCG-unresponsive NMIBC with CIS with or without papillary disease. In addition to Cohort 1, LEGEND includes three additional cohorts, which include NMIBC patients with CIS who are naïve to treatment with BCG (“Cohort 2a”); NMIBC patients with CIS who have been exposed to BCG but have not received adequate BCG treatment (“Cohort 2b”); and BCG-unresponsive high-risk NMIBC patients with papillary-only disease (“Cohort 3”).

Following recent discussions with the U.S. Food and Drug Administration (the “FDA”) the primary endpoint for Cohort 1 will change to complete response (“CR”) at any time from its previous primary endpoint of landmark 12-month CR rate, with its key secondary endpoint becoming duration of response rate. This updated primary endpoint is consistent with other recent programs for BCG-unresponsive NMIBC registered with FDA.

Preliminary Efficacy Data

On November 11, 2025, we announced updated preliminary efficacy data from two patient subpopulations of the intent-to-treat (“ITT”) patient population of Cohort 1 consisting of (i) patients who received at least one dose of detalimogene and had at least one post-baseline disease assessment and were enrolled prior to the amendment of the protocol in the fourth quarter of 2024 (the “Pre-Protocol Amendment Patients”) and (ii) patients who received at least one dose of detalimogene and had at least one post-baseline disease assessment and were enrolled following the amendment of the protocol in the fourth quarter of 2024 (the “Post-Protocol Amendment Patients”). As of October 24, 2025, the ITT population consisted of 31 Pre-Protocol Amendment Patients and 62 Post-Protocol Amendment Patients. The table below summarizes preliminary efficacy results from the two separate patient subpopulations:

ITT Population*		Any Time (N=62)	3 Month (N=62)	6 Month** (N=37)
Post-Protocol Amendment Patients	CR Rate	63% (CI: 51-74)	56% (CI: 44-68)	62% (CI: 46-76)

		Any Time (N=31)	3 Month (N=31)	6 Month (N=27)
Pre-Protocol Amendment Patients	CR Rate	55% (CI: 38-71)	55% (CI: 38-71)	41% (CI: 25-59)

Data as of October 24,2025.

*

ITT: Intent-To-Treat population includes all Pre-Protocol Amendment Patients and Post-Protocol Amendment Patients, respectively, who received at least 1 dose of treatment and had at least 1 post-baseline disease assessment.

**	CR rates at 6 months include only patients who were evaluable at the 6-month timepoint or had disease progression prior to the 6-month assessment.

CI: 95% Confidence Interval

The preliminary efficacy data for Pre-Protocol Amendment Patients demonstrated a markedly lower 12-month CR rate than those of FDA-approved products for BCG-unresponsive NMIBC patients.

Among the Post-Protocol Amendment Patients, four patients that did not have a CR at the 3-month assessment converted to a CR at the 6-month assessment. In addition, of the 23 patients in this subpopulation with a CR at the 6-month assessment, five patients remained in CR at the 9-month assessment, 17 patients are pending their 9-month assessment and one patient dropped out of the study prior to the 9-month assessment.

Preliminary Safety Data

Detalimogene’s overall tolerability profile was favorable. Of the 125 patients assessed for safety in Cohort 1, as of October 24, 2025, 53 patients (42%) experienced at least one treatment-related adverse event (“TRAE”), which were mainly Grade 1/2 in severity, except for three patients (2.4%) that experienced Grade 3 TRAEs. The most common TRAEs were Bladder Spasm (10.4%), Dysuria (12.0%), Fatigue (16.8%), Micturition urgency (10.4%), and Pollakiuria (10.4%). There were no Grade 4 or Grade 5 TRAEs reported. Among the three patients with Grade 3 TRAEs, there were no drug discontinuations related to the severe adverse events. The rate of TRAEs leading to dose interruptions was 1.6% and to dose discontinuations was 0.8%.

Additional LEGEND Trial Updates

On November 11, 2025, we also announced updates regarding enrollment in the other cohorts of the LEGEND trial:

•	Cohort 2a, evaluating detalimogene in NMIBC patients with CIS who are naïve to treatment with BCG, has enrolled 30 patients;

•	Cohort 2b, evaluating detalimogene in high-risk NMIBC patients with CIS who have been exposed to BCG but have not received adequate BCG treatment, has enrolled 45 patients; and

Cohort 3, evaluating detalimogene in BCG-unresponsive high-risk NMIBC patients with papillary-only disease, has enrolled 36 patients.

Corporate Information

enGene Holdings Inc. (together with its consolidated subsidiaries “enGene” or the “Company”) formed in connection with the Merger Agreement (as defined below), was incorporated as 14963148 Canada Inc. under the federal laws of Canada on April 24, 2023 and changed its name to enGene Holdings Inc. on May 9, 2023. On October 31, 2023, enGene Holdings Inc. continued from being a corporation incorporated under and governed by the Canada Business Corporations Act to a company continued to and governed by the Business Corporations Act (British Columbia).

Forbion European Acquisition Corporation, or FEAC, was a special purpose acquisition company, incorporated as a Cayman Island exempted company on August 9, 2021 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more business or entities. On October 31, 2023, the Company, FEAC, and enGene Inc., consummated the merger (the “Reverse Recapitalization”) pursuant to a business combination agreement, dated as of May 16, 2023 (the “Merger Agreement”).

As a result of the Reverse Recapitalization, the Company became a publicly traded company, and listed its common shares and warrants on the Nasdaq Capital Market under the symbols “ENGN” and “ENGNW,” respectively, commencing trading on November 1, 2023, with enGene Inc., a subsidiary of the Company, continuing the existing business operations.

enGene’s principal executive offices are located at 4868 Rue Levy, Suite 220, Saint-Laurent, QC H4R 2P1, Canada, and the Company’s phone number is (514) 332-4888. Our website address is www.engene.com. The information found on, that can be accessed from or that is hyperlinked to our website is not part of nor incorporated by reference into this prospectus supplement nor the accompanying base shelf prospectus or any document incorporated herein or therein by reference, except to the extent otherwise explicitly stated.

Emerging Growth Company and Smaller Reporting Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected to opt out of such extended transition period.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of FEAC’s IPO, which occurred on December 14, 2021, (b) in which we have total annual revenue of at least $1.23 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common shares held by non-affiliates exceeds $250 million as of the prior April 30, or (2) our annual revenues exceed $100 million during such completed fiscal year and the market value of our common shares held by non-affiliates exceeds $700 million as of the prior April 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial reporting with that of other public companies difficult or impossible.

THE OFFERING

Common shares offered by us	12,558,823 common shares (14,852,940 shares if the underwriters’ option to purchase additional shares is exercised in full).

Pre-Funded Warrants Offered	We are also offering, pre-funded warrants to purchase up to 2,735,295 common shares. Each pre-funded warrant is exercisable for one common share. The purchase price of each pre-funded warrant is equal the price per share at which common shares are being sold to the public in this offering, less $0.0001, which is the exercise price of each pre-funded warrant. The pre-funded warrants do not expire, and each pre-funded warrant will be exercisable at any time after the date of issuance until the date the warrant is exercised in full, subject to an ownership limitation. See “Description of pre-funded warrants” for additional information. This prospectus supplement also relates to the offering of the common shares issuable upon exercise of the pre-funded warrants.

Option to purchase additional Common Shares	We have granted the underwriters an option for a period of up to 30 days from the date of this prospectus supplement to purchase up to an additional 2,294,117 common shares at the public offering price less the underwriting discounts and commissions.

Common shares to be outstanding immediately after this offering	64,578,185 common shares, assuming no exercise of any pre-funded warrants offered or sold by us in this offering (66,872,302 common shares assuming the underwriters exercise in full their option to purchase additional common shares).

Use of Proceeds	We intend to use the net proceeds from the sale of our common shares and pre-funded warrants pursuant to this offering to fund the continued clinical development of detalimogene and preparations for establishing commercial infrastructure to support a potential launch of detalimogene and for general corporate purposes. See “Use of Proceeds” on page S-14 of this prospectus supplement.

Income Tax Considerations	The common shares and pre-funded warrants will be subject to special and complex tax rules for U.S. taxpayers. Holders are urged to consult their own tax advisors with respect to the U.S. and Canadian federal, state, provincial, territorial, local and foreign tax consequences of purchasing, owning and disposing of the common shares and pre-funded warrants. See “Certain U.S. Federal Income Tax Considerations” and “Certain Canadian Federal Income Tax Considerations” on pages S-20 and S-27.

Risk Factors

An investment in our common shares and pre-funded warrants involves a high degree of risk. See the information contained in or incorporated by reference under “Risk Factors” on page S-7 of this prospectus supplement, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended July 31, 2025, and under similar headings in the other documents that are incorporated by reference herein and therein, as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Nasdaq Capital Market symbol	“ENGN.”

There is no established public trading market for the pre-funded warrants, and we do not expect a market to develop. We do not intend to list the pre-funded warrants on Nasdaq or any other national securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants will be limited. See “Description of pre-funded warrants.”

The number of common shares to be outstanding after this offering, as set forth above, is based on 52,019,362 common shares outstanding as of November 11, 2025, which amount excludes:

•	9,032,594 common shares issuable upon exercise of options outstanding as of November 11, 2025 at a weighted-average price of $6.93 per share;

•

8,511,968 common shares issuable upon exercise of warrants outstanding as of November 11, 2025 (inclusive of 8,449,555 warrants with an exercise price of $11.50 per share and 62,413 warrants issued to Hercules in connection with the Amended Loan Agreement with an exercise price of $7.21 per share);

•

2,933,304 common shares reserved for future issuance under the Company’s Amended and Restated 2023 Incentive Equity Plan, or the 2023 Plan, as of November 11, 2025, and any additional automatic increases in the number of common shares reserved for issuance under the 2023 Plan;

•	2,000,000 common shares of the Company issuable to eligible participants under the enGene Holdings Inc. 2025 Employee Stock Purchase Plan; and

•

up to 76,283 additional common shares that may be issued upon exercise of warrants that may be issued to Hercules in connection with the Amended Loan Agreement with a weighted-average exercise price that, if issued, would be determined at such later date.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the warrants or vested options or exercise by the underwriters of the option to purchase up to 2,294,117 additional common shares and assumes that the pre-funded warrants that we are offering in this offering are not exercised. To the extent that outstanding options are exercised or other shares are issued, investors purchasing our common shares in this offering may experience further dilution. In addition, we may choose to issue additional common shares, or securities convertible into or exchangeable for common shares, in the future. The issuance of these securities could result in further dilution for investors purchasing our common shares in this offering.

RISK FACTORS

Investing in our securities involves a high degree of risk. Our business, prospects, financial condition or operating results could be materially adversely affected by the risks identified below, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our common shares could decline due to any of these risks, and you may lose all or part of your investment. Before deciding whether to invest in our common shares or pre-funded warrants, you should consider carefully the risk factors discussed below and those contained in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended October 31, 2024 and in our most recent subsequent Quarterly Report on Form 10-Q for the quarter ended July 31, 2025, as filed with the SEC on September 11, 2025, which is incorporated herein by reference in its entirety, as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC. Please also read carefully the section entitled “Special Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement.

Risks Related to Our Common Shares, Pre-Funded Warrants and this Offering

Management will have broad discretion as to the use of the proceeds from this offering and may not use the proceeds effectively.

Our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of the offering or in a manner that does not effectively maximize the potential of our clinical development programs and pipeline. Our management’s use of the net proceeds may not increase the market value of our common shares. If our management applies such proceeds in a manner that does not yield a significant return, if any, on our investment of such net proceeds, it could compromise our ability to pursue our growth strategy and adversely affect the market price of our common shares.

You will experience immediate and substantial dilution in the book value per common share you purchase in this offering and may experience further dilution in the future.

You will suffer immediate and substantial dilution in the as adjusted net tangible book value of the common shares you purchase in this offering. The public offering price per common share offered pursuant to this prospectus supplement is substantially higher than the net tangible book value per common share or pre-funded warrant . Accordingly, at the public offering price of $8.50 per common share or $8.4999 per pre-funded warrant, purchasers of common shares or pre-funded warrants in this offering will experience immediate dilution of $3.64 per common share in as adjusted net tangible book value, representing the difference between our as adjusted net tangible book value per common share after giving effect to this offering and the public offering price. See “Dilution” beginning on page S-16 of this prospectus supplement for a more detailed discussion of the dilution you will incur if you purchase common shares in this offering.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional common shares or other securities convertible into or exchangeable for our common shares at prices that may not be the same as the prices per common share in this offering. We may sell common shares or other securities in any other offering at a price per common share that is less than the prices per common share paid by investors in this offering, and investors purchasing common shares or other securities in the future could have rights superior to existing shareholders. The price per common share at which we sell additional common shares, or securities convertible or exchangeable into common shares, in future transactions may be higher or lower than the prices per common share paid by investors in this offering.

Sales of a substantial number of our common shares by our existing shareholders in the public market, including the sale of any common shares issuable upon exercise of any pre-funded warrant, or the perception of such sales, could cause our share price to fall.

If our existing shareholders sell, or indicate an intention to sell, substantial numbers of our common shares in the public market, including the sale of any shares issuable upon exercise of any pre-funded warrants, the trading price of our common shares could decline. In addition, a substantial number of common shares are subject to outstanding equity awards that are or will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules. If these additional common shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common shares could decline.

We, the members of our board of directors and our executive officers have agreed that, subject to certain exceptions, during the period ending 90 days after the date of this prospectus supplement, we will not sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Exchange Act; otherwise dispose of any shares of common shares, options or warrants to acquire common shares, or securities exchangeable or exercisable for or convertible into common shares currently or hereafter owned either of record or beneficially; enter into any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of common shares, or of options or warrants to common shares, or securities or rights exchangeable or exercisable for or convertible into common shares; make any demand for, or exercise any right with respect to, the registration under the Securities Act of the offer and sale of any common shares, or of options or warrants to common shares or securities or rights exchangeable or exercisable for or convertible into common shares, or cause to be filed a registration statement, prospectus or prospectus supplement (or an amendment or supplement thereto) with respect to any such registration; or publicly announce an intention to do any of the foregoing for a period of 90 days after the date of this prospectus supplement without the prior written consent of Jefferies LLC, Leerink Partners LLC or Wells Fargo Securities, LLC who in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. See “Underwriting” beginning on page S-30 of this prospectus supplement for a more detailed explanation of certain selling restrictions and the exceptions to the lock-up restrictions.

We do not expect to pay dividends in the foreseeable future.

We have not paid any dividends since our incorporation. Even if future operations lead to significant levels of distributable profits, we currently intend that earnings, if any, will be reinvested in our business and that dividends will not be paid until we have an established revenue stream to support continuing dividends. Accordingly, you cannot rely on dividend income from the common shares and any returns on an investment in the common shares will likely depend entirely upon any future appreciation in the price of our common shares.

We are governed by the corporate laws of Canada which in some cases have a different effect on shareholders than the corporate laws of the United States.

We are governed by the BCBCA and other relevant laws, which may affect the rights of shareholders differently than those of a company governed by the laws of a U.S. jurisdiction, and may, together with our charter documents, have the effect of delaying, deferring or discouraging another party from acquiring control of our company by means of a tender offer, a proxy contest or otherwise, or may affect the price an acquiring party would be willing to offer in such an instance. The material differences between the BCBCA and Delaware General Corporation Law, or DGCL, that may have the greatest such effect include, but are not limited to, the following: (i) for certain corporate transactions (such as mergers and amalgamations or amendments to our Articles) the BCBCA generally requires the voting threshold to be a special resolution approved by 66 2/3% of the votes cast by shareholders on the resolution, or as set out in our Articles, as applicable, whereas the DGCL generally only requires a majority vote; and (ii) under the BCBCA a holder of 5% or more of our common shares can requisition a special meeting of shareholders, whereas such right does not exist under the DGCL. Investors may find our company and our common shares less attractive because we are governed by foreign laws.

We have a history of negative operating cash flow and may continue to experience negative operating cash flow.

We have had negative operating cash flow for every period since inception. We anticipate that we will continue to have negative cash flow until such time, if at all, that profitable commercial production is achieved with a clinical candidate. To the extent that we have negative cash flow in future periods, we may need to allocate a portion of our cash reserves to fund such negative cash flow. We may also be required to raise additional funds through the issuance of equity or debt securities. There can be no assurance that additional capital or other types of financing will be available when needed or that these financings will be on terms favorable to us.

We have in the past qualified, and may in the future qualify, as a passive foreign investment company for U.S. federal income tax purposes, which may result in adverse U.S. federal income tax consequence to U.S. holders.

We believe that we were a passive foreign investment company, or PFIC for U.S. federal income tax purposes, for our taxable years ended October 31, 2025 and October 31, 2024. A corporation organized outside the United States generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which at least 75% of its gross income is passive income or on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held to produce passive income. Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions. Our status in any taxable year will depend on our assets and activities in each year, and because this is a factual determination made annually after the end of each taxable year, there can be no assurance that we will continue to qualify as a PFIC in future taxable years. The market value of our assets may be determined in large part by reference to the market price of our common shares, which is likely to fluctuate, and may fluctuate considerably given that market prices of biotechnology companies have been especially volatile. If we were considered a PFIC for the current taxable year or any future taxable year during which a U.S. Holder (as defined under “Certain U.S. Federal Income Tax Considerations ”) holds common shares or pre-funded warrants, certain adverse U.S. federal income tax consequences may apply to such U.S. Holder, which would be required to file annual information returns for such year, whether the U.S. Holder disposed of any of our common shares or pre-funded warrants, or received any distributions in respect of our common shares or pre-funded warrants during such year. As discussed under “Certain U.S. Federal Income Tax Considerations,” a U.S. Holder of common shares (and, potentially, of pre-funded warrants) may be able to make certain tax elections that would lessen the adverse impact of PFIC status; however, in order to make certain of such elections the U.S. Holder will usually have to have been provided information about the company by us, and we do not intend to provide such information.

The U.S. federal income tax rules relating to PFICs are complex. U.S. Holders are urged to consult their tax advisors with respect to the purchase, ownership and disposition of our common shares or pre-funded warrants, the possible implications to them of our being treated as a PFIC (including the availability of applicable elections, and whether making any such election would be advisable in their particular circumstances) as well as the U.S. federal, state, local and foreign tax considerations applicable to such holders in connection with the purchase, ownership and disposition of our common shares or pre-funded warrants.

The price of our common shares is and may continue to be volatile and you may not be able to resell our common shares at or above the price you paid.

The market price for our common shares is volatile and may fluctuate significantly in response to a number of factors, most of which we cannot control, such as fluctuations in financial results, our ability to advance the development of our clinical products or changes in securities analysts’ recommendations. In addition, our common shares have been and may continue to be affected by limited trading volume. Each of these factors, among others, could harm your investment in our common shares and could result in you being unable to resell the common shares that you purchased at a price equal to or above the price you paid.

There is no public market for the pre-funded warrants being offered in this offering. The pre-funded warrants are not listed on any exchange and we do not intend to list the pre-funded warrants on any exchange.

There is no public trading market for the pre-funded warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to list the pre-funded warrants on The Nasdaq Capital Market or any other national securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

We will not receive a significant amount or any additional funds upon the exercise of the pre-funded warrants.

Each pre-funded warrant is exercisable for $0.0001 per common share underlying such pre-funded warrant, which may be paid by way of a cashless exercise, in which the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the pre-funded warrant. Accordingly, we will not receive a significant amount of additional funds (if any) upon the exercise of the pre-funded warrants.

Except for the right to participate in certain dividends and distributions, holders of the pre-funded warrants will have no rights as shareholders until such holders exercise their pre-funded warrants and acquire common shares.

Until holders of the pre-funded warrants exercise their pre-funded warrants and acquire common shares, such holders will have no rights with respect to the common shares underlying such pre-funded warrants, except that the holder of a pre-funded warrant shall be entitled to participate in certain distributions, including cash dividends, if any, to all holders of our common shares for no consideration, subject to certain ownership limitations. Upon exercise of the pre-funded warrants, the holders will be entitled to exercise the rights of a holder of common shares only as to matters for which the record date occurs after the exercise date. See “Description of pre-funded warrants—no rights as a stockholder.”

Significant holders or beneficial holders of our common shares may not be permitted to exercise pre-funded warrants that they hold.

A holder of a pre-funded warrant will not be entitled to exercise any portion of any pre-funded warrant which, upon giving effect to such exercise, would cause the aggregate number of common shares beneficially owned by the holder (together with its affiliates and other attribution parties, as defined under “Description of pre-funded warrants—exercise limitations”) to exceed a certain percentage of the number of common shares that would be outstanding immediately after giving effect to the exercise. However, subject to certain limitations, any holder may increase or decrease such percentage to any other percentage not in excess of 19.99% upon at least 61 days’ prior notice from the holder to us. As a result, you may not be able to exercise your pre-funded warrants for our common shares at a time when it would be financially beneficial for you to do so. In such circumstance you could seek to sell your pre-funded warrants to realize value, but you may be unable to do so in the absence of an established trading market for the pre-funded warrants.

If we do not maintain a current and effective registration statement relating to the common shares issuable upon exercise of the pre-funded warrants, holders will only be able to exercise such pre-funded warrants on a “cashless basis.”

If we do not maintain a current and effective registration statement relating to our common shares issuable upon exercise of the pre-funded warrants at the time that holders wish to exercise such pre-funded warrants, they will only be able to exercise them on a “cashless basis” provided that an exemption from registration is available. As a result, the number of common shares that holders will receive upon exercise of the pre-funded warrants will be fewer than it would have been had such holder exercised the warrant for cash, and holders may be limited in their ability to immediately sell shares upon exercise subject to volume or other securities law limitations. Further, if an exemption from registration is not available, holders would not be able to exercise on a cashless basis and would only be able to exercise their pre-funded warrants for cash if a current and effective registration statement relating to the common shares issuable upon exercise of the pre-funded warrants is available.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act and may contain “forward-looking information” within the meaning of Canadian securities laws (collectively, “forward-looking statements”) that involve a number of risks and uncertainties. Although our forward-looking statements reflect the good faith judgment of our management, these statements can only be based on facts and factors currently known by us. Consequently, these forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from results and outcomes discussed in the forward-looking statements.

enGene’s forward-looking statements include, but are not limited to, statements regarding enGene’s management teams’ expectations, hopes, beliefs, intentions, goals or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “appear,” “approximate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “would” and similar expressions (or the negative version of such words or expressions) may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements may include, for example, statements about:

•	our financial performance, including financial projections and business metrics and any underlying assumptions thereunder;

•	our ability to maintain the listing of the Company’s common shares and warrants to purchase common shares on The Nasdaq Capital Market or another national securities exchange;

•	our success in recruiting and retaining, or changes required in, officers, key personnel or directors;

•	our plans and ability to execute product development, manufacturing process development, preclinical and clinical development efforts successfully and on anticipated timelines;

•

our ability to design, initiate and successfully complete clinical trials and other studies for detalimogene voraplasmid, or detalimogene, formerly referred to as EG-70, and any other product candidates we develop and our plans and expectations regarding our ongoing or planned clinical trials;

•

the impacts and outcomes of our later-stage and pivotal clinical trials and their influence on obtaining the U.S. Food and Drug Administration (the “FDA”) or comparable foreign regulatory approval to market detalimogene or any future product candidates;

•

our plans and ability to seek, obtain and maintain marketing approval from the FDA and other regulatory authorities, including the European Medicines Agency, for detalimogene or any other product candidates we develop;

•	our plans and ability to commercialize detalimogene or any other product candidates we develop, if approved by applicable regulatory authorities;

•	the degree of market acceptance of detalimogene or any other product candidates we develop, if approved, and the availability of third-party coverage and reimbursement;

•

the ability of our external contract manufacturers to support the manufacturing, release testing, stability analysis, clinical labeling and packaging of detalimogene or any other product candidates that we develop;

•	our future financial performance and the sufficiency of our cash and cash equivalents to fund our operations;

•	our ability to obtain additional funding on a timely basis;

•	our ability to effectively manage the transition of executive-level roles to new leaders, and to attract and retain key executives and employees;

•	the outcome of any known and unknown litigation and regulatory proceedings, including any legal proceedings that may be instituted against us or any of our directors or officers;

•	our ability to implement and maintain effective internal controls; and

•	our intended use of the proceeds from this offering.

All forward-looking statements, including, without limitation, our examination of historical operating trends, are based upon our current expectations and various assumptions. Certain assumptions made in preparing the forward-looking statements include:

•

we are able to recruit and retain qualified scientific and management personnel, establish clinical trial sites and patient registration for clinical trials and acquire technologies complementary to, or necessary for, detalimogene or any other programs;

•

we are able to enroll, in a timely manner, a sufficient number of patients in each cohort of the Phase 2 LEGEND trial to assess the efficacy and safety of detalimogene including, the cohort with the BCG-naïve patient population, the BCG-exposed patient population and the BCG-unresponsive, papillary-only Ta/T1 disease;

•

we are able to file our planned Biologics License Application in second half of 2026 with the FDA for approval to market detalimogene in the United States as a monotherapy to treat BCG-unresponsive NMIBC with CIS;

•	detalimogene’s product profile can be integrated seamlessly into community urology clinics where the vast majority of NMIBC patients are treated;

•	we are able to retain commercial rights to detalimogene in the United States and commercialize detalimogene independently, while selectively partnering outside of the United States;

•	we are able to execute the “pipeline-in-a-product” development strategy for detalimogene; and

•	we are able to utilize the DDX gene delivery platform to develop effective, new product candidates for the delivery of genetic medicines to mucosal tissues.

The forward-looking statements contained in this prospectus supplement are based primarily on current expectations and projections about future events and trends that may affect our business, financial condition and operating results, and relate only to the events of the date such statements are made. The following uncertainties and factors, among other things (including those described in “Risk Factors” in our Annual Report on Form 10-K), could affect future performance and actual results to differ materially and adversely from those expressed in, anticipated or implied by forward-looking statements:

•

risks applicable to our business, including the heavy dependence on the success of detalimogene, preliminary data from our clinical trials changing over time, including as more patient data become available, and the extensive regulation of all aspects of our business, competition from other existing or newly developed products and treatments;

•

risks associated with the protection of intellectual property, our ability to raise additional capital to fund our product development activity, and our ability to maintain key relationships and to attract and retain talented personnel;

•	the possibility that we may be adversely affected by changes in domestic and foreign business, market, financial, political, geopolitical, legal conditions and laws and regulations;

•	the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect our business; or

•	other risks and uncertainties set forth in the section entitled “Risk Factors” in our Annual Report.

The cautionary statements made in this prospectus supplement are intended to be applicable to all related forward-looking statements wherever they may appear in this prospectus supplement, the accompanying prospectus or in any documents incorporated by reference herein or therein. We urge you not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except as required by law, we assume no obligation to update our forward-looking statements, even if new information becomes available in the future.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering of common shares and pre-funded warrants, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $121.77 million, or approximately $140.10 million if the underwriters exercise their option to purchase additional common shares from us in full. We will receive nominal proceeds, if any, from the exercise of the pre-funded warrants.

As of October 31, 2025, we had cash, cash equivalents and short-term investments of $202.4 million.

We currently intend to use the net proceeds from the sale of our common shares and pre-funded warrants pursuant to this offering to fund the continued clinical development of detalimogene and preparations for establishing commercial infrastructure to support a potential launch of detalimogene and for general corporate purposes.

Based on our current operating plans, we estimate the net proceeds from this offering of common shares and pre-funded warrants, together with our existing cash, cash equivalents and marketable securities, will be sufficient for us to fund our operations into 2028.

This expected use of our net proceeds from this offering of common shares and pre-funded warrants represents our intentions based upon our current plans and business conditions. Our management will have broad discretion in the application of the net proceeds, if any, from this offering, and the amounts and timing of our actual expenditures will depend on numerous factors, including those listed under the heading “Risk Factors” in this prospectus supplement and the accompanying base shelf prospectus and the documents incorporated by reference herein and therein. We therefore cannot estimate with certainty the amount of net proceeds to be used for the purposes described above. While we intend to spend the net proceeds of the offering of common shares and pre-funded warrants as stated above, there may be circumstances where, for sound business reasons, a re-allocation of funds may be necessary or advisable.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common shares, and we do not anticipate declaring or paying cash dividends on our common shares or pre-funded warrants in the foreseeable future. We anticipate that we will retain all earnings, if any, to support operations and to finance the growth and development of our business for the foreseeable future. Subject to such restrictions, a proposal for the payment of cash dividends in the future, if any, will be at the discretion of our board of directors, and will depend upon such factors as earnings levels, capital requirements, contractual restrictions, our overall financial condition and any other factors deemed relevant by our board of directors. Our dividend policy is set forth under the heading “Item 5. Market for Registrant’s Common Equity, Related Shareholder Matters and Issuer Purchases of Equity Securities” in our Annual Report on Form 10-K, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act.

DILUTION

If you invest in our common shares or pre-funded warrants in this offering, your ownership interest will be diluted immediately to the extent of the difference between the price per common share or pre-funded warrant you pay in this offering and the net tangible book value per common shares immediately after this offering. The net tangible book value (deficit) of our common shares as of July 31, 2025 was $200.7 million, or $3.93 per common share, based upon 51,105,807 common shares outstanding as of such date. Net tangible book value (deficit) per common share is equal to our total tangible assets, less our total liabilities, divided by the total number of common shares outstanding as of July 31, 2025.

After giving effect to offering of (i) 12,558,823 common shares in this offering at the public offering price of $8.50 per share and (ii) pre-funded warrants to purchase up to 2,735,295 common shares in this offering (and assuming the exercise thereof) at a public offering price of $8.4999 per pre-funded warrant (which equals the public offering price of our common shares at which common shares are being sold to the public in this offering less the $0.0001 per share exercise price of each such pre-funded warrant), and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and excluding any resulting accounting associated with the exercise of the pre-funded warrants, our as adjusted net tangible book value as of July 31, 2025 would have been $322.4 million, or $4.86 per common share. This represents an immediate increase in net tangible book value of $0.93 per common share to our existing shareholders and immediate dilution in as adjusted net tangible book value of $3.64 per common share to new investors participating in this offering. Dilution per common share to new investors participating in this offering is determined by subtracting as adjusted net tangible book value per common share after this offering from the public offering price per common share paid by new investors. The following table illustrates this calculation on a per common share basis, assuming the underwriters do not exercise their option to purchase additional common shares.

Public offering price per common share		$8.50
Net tangible book value per common share as of July 31, 2025	$3.93
Increase per common share attributable to sale of common shares and pre-funded warrants to investors	$0.93

As adjusted net tangible book value per common share as of July 31, 2025 after giving effect to this offering		$4.86

Dilution per common share to new investors purchasing common shares in this offering		$3.64

If the underwriters exercise their option to purchase an additional 2,294,117 common shares in this offering in full at the public offering price of $8.50 per common share after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value per common share as of July 31, 2025 would have been $4.96 per common share, and the immediate dilution in as adjusted net tangible book value to new investors participating in this offering would have been $3.54 per common share.

The number of common shares to be outstanding after this offering, as set forth above, is based on 51,105,807 common shares outstanding as of July 31, 2025, which amount excludes:

•	9,408,647 common shares issuable upon exercise of outstanding options at a weighted-average price of $6.49 per share;

•

8,511,968 common shares issuable upon exercise of outstanding warrants (inclusive of 8,449,555 warrants with an exercise price of $11.50 per share and 62,413 warrants issued to Hercules in connection with the Amended Loan Agreement with an exercise price of $7.21 per share);

•

2,812,856 common shares reserved for future issuance under the Company’s Amended and Restated 2023 Plan and any additional automatic increases in the number of common shares reserved for issuance under the 2023 Plan;

•	2,000,000 common shares of the Company issuable to eligible participants under the enGene Holdings Inc. 2025 Employee Stock Purchase Plan; and

•

up to 76,283 additional common shares that may be issuable upon exercise of warrants that may be issued to Hercules in connection with the Amended Loan Agreement with a weighted-average exercise price that, if issued, would be determined at such later date.

Unless otherwise indicated, all information above assumes no exercise of the warrants or vested options or the exercise by the underwriters of their option to purchase additional common shares. To the extent that outstanding options are exercised or other shares are issued, investors purchasing our common shares in this offering may experience further dilution. In addition, we may choose to issue additional common shares, or securities convertible into or exchangeable for common shares, in the future. The issuance of these securities could result in further dilution for investors purchasing our common shares in this offering.

DESCRIPTION OF PRE-FUNDED WARRANTS

The following is a brief summary of certain terms and conditions of the pre-funded warrants being offered by this prospectus supplement. The following description is subject in all respects to the provisions contained in the pre-funded warrants.

Form

The pre-funded warrants will be issued as individual warrant agreements to the investors. The form of pre-funded warrant will be filed as an exhibit to our Current Report on Form 8-K that we expect to file with the SEC in connection with this offering.

Term

The pre-funded warrants do not expire until they are fully exercised.

Exercisability

Subject to certain limitations described below in “—Exercise limitations,” the pre-funded warrants are exercisable at any time after their original issuance. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full of the exercise price in immediately available funds for the number of shares of common shares purchased upon such exercise. As an alternative to payment in immediately available funds, the holder may elect to exercise the pre-funded warrant through a cashless exercise, in which the holder would receive upon such exercise the net number of shares of common shares determined according to the formula set forth in the pre-funded warrant.

No fractional shares of common shares will be issued in connection with the exercise of a pre-funded warrant. In lieu of any fractional shares that would otherwise be issuable, we will pay in cash to an exercising holder the fair market value, determined according to the terms of the pre-funded warrant, for any such fractional shares.

Exercise limitations

Under the pre-funded warrants, we may not effect the exercise of any portion of any pre-funded warrant, and a holder will not be entitled to exercise any portion of any pre-funded warrant, which, upon giving effect to such exercise, would cause the aggregate number of shares of our common shares beneficially owned by the holder (together with its attribution parties (as defined below)) to exceed 9.99% of the number of shares of our common shares that would be issued and outstanding immediately after giving effect to the exercise. However, any holder may increase or decrease such percentage to any other percentage not in excess of 19.99%, which increase or decrease shall not become effective until 61 days after notice from the holder to us. For purposes of the foregoing, “attribution parties” means, collectively, the following persons and entities with respect to any holder: (i) its direct or indirect affiliates, (ii) any person acting or who could be deemed to be acting as a Section 13(d) “group” together with the holder or any attribution parties and (iii) any other persons whose beneficial ownership of our common shares would or could be aggregated with the holder and/or any other attribution parties for purposes of Section 13(d) or Section 16 of the Exchange Act.

Exercise price

The exercise price per whole share of our common shares purchasable upon the exercise of the pre-funded warrants is $0.0001 per share of common shares. The exercise price of the pre-funded warrants and the number of shares of our common shares issuable upon exercise of the pre-funded warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares.

Charges, taxes and expenses

Issuance and delivery of shares of common shares upon exercise of a pre-funded warrant will be made without charge to the holder thereof for any issue or transfer tax, transfer agent fee or other incidental tax or expense (excluding any applicable stamp duties) in respect of the issuance thereof, all of which taxes and expenses shall be paid by us. However, we are not required to pay any tax that may be payable in respect of any transfer involved in the registration of any warrant shares or pre-funded warrants in a name other than that of the holder or an affiliate thereof. The holder shall be responsible for all other tax liability that may arise as a result of holding or transferring its pre-funded warrants or receiving shares upon exercise thereof.

Transferability

Subject to applicable laws, the pre-funded warrants may be assigned by the holder without our consent. The ownership of the pre-funded warrants and any transfers of the pre-funded warrants will be registered in a warrant register maintained by the warrant agent. We will initially act as warrant agent.

Exchange listing

We do not plan on applying to list the pre-funded warrants on Nasdaq or any other national securities exchange or nationally recognized trading system.

Fundamental transactions

In the event of a “fundamental transaction” (as described in the pre-funded warrants and generally including but not limited to certain reclassifications of our common shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the tender and acceptance for payment of shares representing more than 50% of the voting power of our capital stock pursuant to any tender or exchange offer (whether by us or another person), and the acquisition by another person of more than 50% of the voting power of our capital stock pursuant to a stock purchase agreement or other business combination, including a reorganization, recapitalization or spin-off (except for any such transaction in which our shareholders immediately prior to such transaction maintain, in substantially the same proportions, voting power of us immediately after the transaction)), upon consummation of such a fundamental transaction, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants in full immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the pre-funded warrants.

No rights as a shareholder

Except by virtue of such holder’s ownership of shares of our common shares, the holder of a pre-funded warrant does not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the pre-funded warrant. In the event of certain distributions, including cash dividends, if any, to all holders of our common shares for no consideration, the holder of a pre-funded warrant shall be entitled to participate in such distributions to the same extent as if such holder held the number of shares of our common shares acquirable upon complete exercise of its pre-funded warrant (without regard to any limitations on exercise). If such distribution would result in such holder and the other attribution parties exceeding the exercise limitations described above, a portion of such distribution shall be held in abeyance for the benefit of such holder until such time as the ownership limitations would not be exceeded.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations generally applicable to the ownership and disposition of our common shares or pre-funded warrants by U.S. Holders (as defined herein). This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, brokers, dealers, tax-exempt or governmental organizations (including private foundations), taxpayers subject to the rules of Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”) due to their use of certain financial statements, taxpayers that have elected mark-to-market accounting, S corporations, partnerships or other entities or arrangements classified as pass-through entities for U.S. federal income tax purposes (or investors therein), regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, investors that will hold common shares or pre-funded warrants as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, investors that have a functional currency other than the U.S. dollar, certain former citizens or residents of the United States, persons deemed to sell our common shares or pre-funded warrants under the constructive sale provisions of the Code, persons who acquired our common shares or pre-funded warrants pursuant to the exercise of any employee share option or otherwise as compensation, retirement plans, persons holding common shares or pre-funded warrants in tax deferred or tax advantaged accounts, or persons that own or are deemed to own ten percent (10%) or more of our common shares or pre-funded warrants, all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss other U.S. federal non-income tax considerations (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare tax or alternative minimum tax (including the corporate alternative minimum tax imposed with respect to financial statement income). In addition, this summary is limited to investors that will hold common shares or pre-funded warrants as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). No ruling from the Internal Revenue Service, (the “IRS”) has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to the discussion set forth below.

For purposes of this summary, a “U.S. Holder” is a beneficial holder of common shares or pre-funded warrants who or that, for U.S. federal income tax purposes is:

•	an individual who is a United States citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the laws of, the United States or any state or political subdivision thereof;

•	an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

This discussion is based on the Code, proposed, temporary and final Treasury regulations promulgated under the Code, judicial and administrative interpretations thereof, the income tax treaty between the United States and Canada (the “Treaty”) and practices and guidance of the U.S. Internal Revenue Service (the “IRS”), all as of the date hereof and all of which are subject to differing interpretations. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds common shares or pre-funded warrants, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of an entity or arrangement treated as a partnership for U.S. federal income tax purposes and that holds common shares or pre-funded warrants, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our common shares or pre-funded warrants.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY, DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS, AND IS NOT TAX ADVICE. PROSPECTIVE U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

Pre-Funded Warrants

Although it is not entirely free from doubt, we intend to take the position that a pre-funded warrant should be treated as a share of a separate class of our common shares for U.S. federal income tax purposes and a holder of a pre-funded warrant should generally be taxed in the same manner as a holder of our common shares, as described below. Accordingly, no gain or loss should be recognized (other than with respect to any cash paid in lieu of a fractional share) upon the exercise of a pre-funded warrant and, upon exercise, the holding period of a pre-funded warrant should carry over to the common share received. Similarly, the tax basis of a pre-funded warrant should carry over to the common share received upon exercise, increased by the exercise price per common share (if applicable).

Our characterization is not binding on the IRS, and the IRS may treat our pre-funded warrants as warrants to acquire our common shares. In that case, the amount and character of a non-U.S. holder’s gain or loss with respect to an investment in our pre-funded warrants could be materially different from the discussion set forth below. Accordingly, each holder of pre-funded warrants should consult his, her or its own tax advisor regarding the risks associated with the acquisition of pre-funded warrants pursuant to this offering (including potential alternative characterizations). The remainder of this discussion assumes, except as specifically set forth below, that a pre-funded warrant is treated as a share of a separate class of our common shares for U.S. federal income tax purposes.

Taxation of Distributions

General

Subject to the passive foreign investment company (“PFIC”) and foreign currency rules discussed below, if we pay distributions to U.S. Holders of common shares or pre-funded warrants, such distributions will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits as so determined will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our common shares or pre-funded warrants, as applicable. Any remaining excess will be treated as gain realized on the sale or other disposition of the common shares or pre-funded warrants and will be treated as described under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Shares or Pre-Funded Warrants” below. Because enGene may not maintain calculations of earnings and profits as determined under U.S. federal income tax principles, it is expected that the full amount of distributions (if any) paid by enGene will be reported as dividends for U.S. federal income tax purposes.

With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), dividends we pay to a non-corporate U.S. Holder of common shares will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains, provided (i) the common shares are readily tradable on an established securities market in the United States or enGene is eligible for the benefits of the Treaty, (ii) enGene is not treated as a PFIC with respect to such U.S. Holder for the taxable year in which the dividend was paid nor for the preceding taxable year and (iii) certain holding period requirements are met. The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations. Dividends received in respect of pre-funded warrants generally will not constitute “qualified dividends” eligible for the long-term capital gains tax rate because, as noted above, the pre-funded warrants will not be publicly traded.

For purposes of the foreign tax credit rules, dividends will be treated as foreign-source income. As discussed below under “Certain Canadian Federal Income Tax Considerations — Dividends on Common Shares or Pre-Funded Warrants,” dividends paid by enGene will be subject to Canadian withholding tax. For U.S. federal income tax purposes, the amount of dividend income will include any amounts withheld in respect of Canadian taxes. Subject to applicable limitations that vary depending upon a U.S. Holder’s particular circumstances and the discussion below regarding certain Treasury regulations, Canadian taxes withheld from dividend payments (at a rate not exceeding the applicable rate provided in the Treaty with respect to a U.S. Holder eligible for the benefits of the Treaty) generally will be creditable against such U.S. Holder’s U.S. federal income tax liability. If the dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by enGene with respect to our common shares or pre-funded warrants generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.” The rules governing foreign tax credits are complex. For example, Treasury regulations provide that, in the absence of an election to apply the benefits of an applicable income tax treaty, in order for non-U.S. income taxes to be creditable against U.S. federal income taxes, the relevant non-U.S. income tax rules must be consistent with certain U.S. federal income tax principles, and we have not determined whether the Canadian income tax system meets these requirements. A recent IRS notice indicated the Treasury Department and the IRS are considering amendments to these Treasury regulations and provided some temporary relief from certain of their provisions, and such relief was recently extended. U.S. Holders should consult their tax advisors regarding the creditability of Canadian taxes in their particular circumstances. In lieu of claiming a credit, a U.S. Holder may be able to elect to deduct non-U.S. income taxes, including Canadian taxes, in computing such U.S. Holder’s taxable income, subject to applicable limitations. An election to deduct creditable non-U.S. taxes instead of claiming foreign tax credits applies to all creditable non-U.S. taxes paid or accrued in the taxable year.

Distributions in Non-U.S. Currency

Dividends paid in non-U.S. currency will be included in the gross income of a U.S. Holder in a U.S. dollar amount calculated with reference to a spot market exchange rate in effect on the date that the dividends are actually or constructively received by the U.S. Holder, regardless of whether such foreign currency is in fact converted into U.S. dollars. If such dividends are converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect thereof. If the foreign currency so received is not converted into U.S. dollars on the date of receipt, such U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the foreign currency generally will be treated as ordinary income or loss to such U.S. Holder and generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. U.S. Holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any foreign currency received by a U.S. Holder that are converted into U.S. dollars on a date subsequent to receipt.

Constructive Distributions on Pre-Funded Warrants

A non-U.S. holder of pre-funded warrants may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the non-occurrence of an adjustment to the exercise price or number of common shares issuable upon exercise of such pre-funded warrants. Any such deemed distribution would be taxable as a dividend, return of capital or capital gain as described above under “— Distributions on our Common Share or Pre-Funded Warrants.” Any resulting withholding tax attributable to deemed dividends may be collected from other amounts payable or distributable to, or other assets of, the non-U.S. holder. Non-U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments or the non-occurrence of any adjustment to the pre-funded warrants.

Prospective investors in the pre-funded warrants should consult their tax advisors regarding the U.S. federal income and other tax consequences to them of the ownership and disposition of the pre-funded warrants offered by this Prospectus Supplement.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Shares or Pre-Funded Warrants

Subject to the PFIC rules discussed below, a U.S. Holder will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our common shares or pre-funded warrants. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the common shares or pre-funded warrants so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash (in U.S. dollars) and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its common shares or pre-funded warrants so disposed of. A U.S. Holder’s adjusted tax basis in its common shares or pre-funded warrants will generally equal the U.S. Holder’s acquisition cost therefor (in U.S. dollars) less any prior distributions in respect of such common shares or pre-funded warrants treated as a return of capital, as discussed above. The deductibility of capital losses is subject to limitations. This gain or loss generally will be treated as U.S. source gain or loss.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of enGene common shares or pre-funded warrants could be materially different from that described above due to the application of the PFIC rules.

In general and as relevant here, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the value of its assets (generally determined on the basis of a weighted quarterly average) including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, consists of passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Cash, cash equivalents, securities held for investment and certain other similar assets are generally passive assets. The value of goodwill and other intangibles will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill and intangibles are attributable.

enGene’s PFIC status for any taxable year is a factual annual determination that can be made only after the end of that year and will depend on the composition of enGene’s income and assets and the value of its assets from time to time. The value of enGene’s assets includes the value of its goodwill and other intangible assets not shown on its financial statements, which may be determined, in large part, by reference to the market price of the enGene common shares from time to time, which is subject to change and may be particularly volatile while the business is at the pre-commercialization stage. In addition, prior to the commercialization of any of enGene’s drug candidates its income may be primarily passive. enGene believes it was a PFIC for U.S. federal income tax purposes for the tax year ended October 31, 2024 and the tax year ended October 31, 2025 and there is a significant risk that we will be a PFIC for our current or any future taxable year.

If enGene is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of enGene common shares or pre-funded warrants and the U.S. Holder did not, or was not eligible to, make any of the applicable PFIC elections discussed below, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its enGene common shares or pre-funded warrants and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder to the extent greater than 125% of the average annual distributions received by such U.S. Holder in respect of the enGene common shares or pre-funded warrants during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the enGene common shares or pre-funded warrants).

Under these rules (the “interest charge rules”):

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the enGene common shares or pre-funded warrants;

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of enGene’s first taxable year in which enGene is a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in the U.S. Holder’s holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each taxable year described in the preceding bullet of the U.S. Holder.

The tax liability for amounts allocated to years before the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of our common shares or pre-funded warrants cannot be treated as capital, even if the U.S. Holder holds the common shares or pre-funded warrants as capital assets.

If enGene is a PFIC for any year during which a U.S. Holder holds its common shares or pre-funded warrants, enGene generally will continue to be treated as a PFIC with respect to such U.S. Holder for all succeeding years during which such U.S. Holder holds its common shares or pre-funded warrants. However, if enGene otherwise ceases to be a PFIC, a U.S. Holder may avoid some of the adverse effects of the PFIC regime if such U.S. Holder makes a “purging” election or is eligible to, and has, a “mark-to-market” election in effect with respect to such common shares or pre-funded warrants, each as described below under “PFIC Elections.” If a purging election is made, a U.S. Holder will be deemed to have sold the common shares or pre-funded warrants at their fair market value, and any gain from the deemed sale would be subject to the interest charge rules described above. After the purging election, such common shares or pre-funded warrants with respect to which the purging election was made would not be treated as shares in a PFIC and the U.S. Holder would not be subject to the interest charge rules described above. See “Mark-to-Market Election” below for information on the mark-to-market election.

PFIC Elections

In general, if enGene is a PFIC, a U.S. Holder may avoid the adverse PFIC tax consequences under the interest charge rules described above in respect of enGene common shares or pre-funded warrants (a) by making or having made a qualified electing fund (“QEF”) election or (in respect of common shares) a mark-to-market election for the first taxable year for which enGene is or was a PFIC and in which such U.S. Holder held (or was deemed to hold) such enGene common shares or pre-funded warrants and maintaining such election or (b) by making and maintaining a QEF election along with an applicable purging election (collectively, the “PFIC Elections”).

QEF and Purging Elections

As noted above, we intend to take the position that a pre-funded warrant constitutes a share of a separate class of our common shares for U.S. federal income tax purposes, rather than as an option. If, contrary to such expectation, a pre-funded warrant were treated as an option, a U.S. Holder of a pre-funded warrant may not be able to make the QEF election discussed below. The remainder of this discussion assumes that treating a pre-funded warrant as a share of a separate class of our common shares is correct.

As a result of making and maintaining a timely and valid QEF election (if eligible to do so), a U.S. Holder of enGene common shares or pre-funded warrants must include in income such U.S. Holder’s pro rata share of enGene’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, whether or not distributed. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge. A subsequent distribution of such earnings and profits that were previously included in income should generally not be taxable as a dividend to such U.S. Holder. The tax basis of a U.S. Holder’s shares in a PFIC with respect to which a QEF election has been made will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules.

If a U.S. Holder does not make a timely and valid QEF election in respect of its common shares or pre-funded warrants, it would generally be subject to the interest charge rules described above unless it subsequently made a QEF election and a “purging election” with respect to its common shares or pre-funded warrants.

Under the type of purging election most likely relevant, the U.S. Holder will be deemed to have sold its common shares or pre-funded warrants at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of this election, the U.S. Holder will have additional basis (to the extent of any gain recognized in the deemed sale) and, for purposes of the interest charge rules, a new holding period in such holder’s enGene common shares or pre-funded warrants. Because after the purging election takes effect the QEF election will be in effect for the entirety of the new holding period, the interest charge rules will not apply thereafter with respect to the enGene common shares or pre-funded warrants.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement from enGene, to a timely filed U.S. federal income tax return for the tax year to which the election relates. In the event that enGene determines that enGene is a PFIC for U.S. federal income tax purposes for any taxable year, enGene will, upon request of a U.S. holder of enGene common shares or pre-funded warrants, provide a PFIC Annual Information Statement to such holder. Retroactive QEF elections generally may be made only by filing a protective statement with such federal income tax return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

Mark-to-Market Election

As an alternative to a QEF election, if a U.S. Holder owns shares in a company that is a PFIC and the shares are “regularly traded” on a “qualified exchange,” such U.S. Holder could make a mark-to-market election that would result in tax treatment different from that under the interest charge rules described above. The enGene common shares will be treated as regularly traded for any calendar year in which more than a de minimis quantity of the enGene common shares are traded on a qualified exchange on at least 15 days during each calendar quarter. Nasdaq, where the enGene common shares are listed, is a qualified exchange for this purpose.

Such electing U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its enGene common shares at the end of such year over its adjusted basis in its enGene common shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its enGene common shares over the fair market value thereof at the end of its taxable year (but only to the extent of the net amount of previously included in income as a result of the mark-to-market election). The U.S. Holder’s basis in its enGene common shares will be adjusted to reflect any such income or loss amounts. Any gain recognized on a sale or other taxable disposition of its enGene common shares will be treated as ordinary income, and any loss will be treated as an ordinary loss (but only to the extent of the net amount previously included in income as a result of the mark-to-market election, with any excess treated as a capital loss). If a U.S. Holder makes the mark-to-market election, distributions paid on enGene common shares will not be subject to the interest charge rules and will instead be treated as discussed under “— Taxation of Distributions” above.

If made, a mark-to-market election will be effective for the taxable year for which the election is made and for all subsequent taxable years in which enGene is a PFIC, unless the enGene common shares cease to qualify as “regularly traded” on a “qualified exchange” for purposes of the PFIC rules or the IRS consents to the revocation of the election. If enGene ceases to be a PFIC when a U.S. Holder has a mark-to-market election in effect, gain or loss realized by such U.S. Holder on the sale of common shares will be a capital gain or loss and taxed in the manner described above under “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Shares or Pre-Funded Warrants.”

U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to enGene common shares under their particular circumstances (including the possible recognition of income or gain under the PFIC interest charge rules in the case that the mark-to-market election is not made for the first taxable year in which the U.S. Holders own (or are treated as owning) the enGene common shares).

As noted above, pre-funded warrants will not be listed on Nasdaq or any other qualified exchange and therefore are not expected to be treated as publicly-traded for this purpose. Accordingly, a U.S. Holder of pre-funded warrants generally would not be eligible to make a mark-to-market election in respect of such pre-funded warrants.

Other PFIC Rules

If enGene is a PFIC and, at any time, has a non-U.S. subsidiary that is a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC and generally could incur liability for the deferred tax and interest charge under the interest charge rules described above if enGene receives an excess distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC, in each case as if the U.S. Holder held such shares directly, even though the U.S. Holder will not receive any proceeds of that distribution or disposition. A mark-to-market election cannot be made with respect to a lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MARK-TO-MARKET ELECTION, OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Information Reporting and Backup Withholding

Dividend payments (including constructive dividends) with respect to enGene common shares or pre-funded warrants and proceeds from the sale, exchange or redemption of enGene common shares or pre-funded warrants may be subject to information reporting to the IRS and possible United States backup withholding (currently at a rate of 24 percent). Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number (generally on an IRS Form W-9 provided to the relevant paying agent) and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status if required to do so. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

In addition, certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to enGene common shares or pre-funded warrants or the non-U.S. financial accounts through which they are held, subject to certain exceptions (including an exception for enGene common shares or pre-funded warrants held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold enGene common shares or pre-funded warrants.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder (collectively, the “Tax Act”) generally applicable to the holding and disposition of common shares of enGene Holdings Inc. (which are referred to in this section as the “Common Shares”) or pre-funded warrants of enGene Holdings Inc. (which are referred to in this section as the “Pre-Funded Warrants”).

Comment is restricted to beneficial owners of Common Shares or Pre-Funded Warrants each of whom, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty or convention, (a) holds such Common Shares and Pre-Funded Warrants as capital property, (b) deals at arm’s length with the Company, (c) is not affiliated with the Company, (d) is neither resident in Canada nor deemed to be resident in Canada, (e) does not use or hold (and is not deemed to use or hold) the Common Shares or Pre-Funded Warrants in the course of carrying on, or otherwise in connection with, a business in Canada, (f) acquires the Common Shares and Pre-Funded Warrants pursuant to this prospectus supplement, and (g) has not entered into a “derivative forward agreement”, “synthetic equity arrangement” or “synthetic disposition arrangement” (each as defined in the Tax Act) with respect to the Common Shares or Pre-Funded Warrants (a “Non-Canadian Resident Holder”).

Special rules, which are not discussed in this summary, may apply to a Non-Canadian Resident Holder that is an “authorized foreign bank” as defined in the Tax Act, or an insurer carrying on business in Canada and elsewhere. Such Non-Canadian Resident Holders should consult their own tax advisors with respect to an investment in the Common Shares or Pre-Funded Warrants.

Generally, a Non-Canadian Resident Holder’s Common Shares or Pre-Funded Warrants will be considered to be capital property of such holder provided that the Non-Canadian Resident Holder is not a trader or dealer in securities, did not acquire, hold, or dispose of the Common Shares or Pre-Funded Warrants in one or more transactions considered to be an adventure or concern in the nature of trade (i.e., speculation) and does not hold the Common Shares or Pre-Funded Warrants in the course of carrying on a business.

This summary assumes that, at all relevant times, enGene Holdings Inc. is a resident of Canada for purposes of the Tax Act and any applicable income tax treaty or convention.

This summary is based on the facts set out in this prospectus supplement, the provisions of the Tax Act in force as of the date prior to the date hereof, and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing by the CRA prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that the Tax Proposals will be enacted in the form proposed, although no assurance can be given that the Tax Proposals will be enacted in their current form or at all.

This summary does not otherwise take into account or anticipate any changes in law or in the administrative policies or assessing practices of the CRA, whether by way of judicial, legislative or governmental decision or action. This summary is not exhaustive of all possible Canadian federal income tax considerations and does not take into account other federal or any provincial, territorial or foreign income tax legislation or considerations, which may differ materially from those described in this summary.

This summary is of a general nature only and is not, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Non-Canadian Resident Holder, and no representations concerning the tax consequences to any particular Non-Canadian Resident Holder are made. The tax consequences of acquiring, holding and disposing of the Common Shares or Pre-Funded Warrants will vary according to the Non-Canadian Resident Holder’s particular circumstances. Non-Canadian Resident Holders should consult their own tax advisors regarding the tax considerations applicable to them having regard to their particular circumstances.

Currency Conversion

In general, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Common Shares or Pre-Funded Warrants must be converted into Canadian dollars based on the relevant exchange rate as determined in accordance with the Tax Act.

Exercise of Pre-Funded Warrants

No gain or loss will be realized by a Non-Canadian Resident Holder upon the exercise or deemed exercise of a Pre-Funded Warrant to acquire a Common Share. When a Pre-Funded Warrant is exercised or deemed to be exercised, the cost of the Common Share acquired by the Non-Canadian Resident Holder on exercise of the Pre-Funded Warrant will be the aggregate of the Non-Canadian Holder’s adjusted cost base of such Pre-Funded Warrant and the exercise price paid to acquire the Common Share. The adjusted cost base of the Common Share acquired by the Non-Canadian Resident Holder on exercise of the Pre-Funded Warrant will be determined by averaging the cost of such Common Share with the adjusted cost base to the Non-Canadian Resident Holder of all Common Shares held by the Non-Canadian Resident Holder as capital property (if any) immediately prior to such acquisition.

Adjusted Cost Base of Common Shares

The adjusted cost base to a Non-Canadian Resident Holder of a Common Share acquired pursuant to this prospectus supplement will be determined by averaging the cost of that Common Share with the adjusted cost base (determined immediately before the acquisition of the Common Share) of all other Common Shares held as capital property by the Non-Canadian Resident Holder immediately prior to such acquisition.

Dividends on Common Shares

Dividends paid or credited (or deemed to be paid or credited) on a Common Share to a Non-Canadian Resident Holder by enGene Holdings Inc. will generally be subject to Canadian withholding tax at the rate of 25%, subject to a reduction of such rate under the terms of an applicable income tax treaty or convention. For example, in the case of a Non-Canadian Resident Holder who is a resident of the United States for purposes of the Canada-United States Tax Convention (1980) as amended (the “Treaty”), who is the beneficial owner of the dividend, and who qualifies for full benefits of the Treaty, the rate of such withholding tax will generally be reduced to 15% (or 5% if the beneficial owner of such dividend is a corporation that owns at least 10% of the voting stock of enGene Holdings Inc.). Non-Canadian Resident Holders are urged to consult their own tax advisors to determine their entitlement to relief under an applicable income tax treaty or convention.

Dispositions of Common Shares and Pre-Funded Warrants

A Non-Canadian Resident Holder generally will not be subject to tax under the Tax Act in respect of a capital gain, or entitled to deduct any capital loss, realized on the disposition or deemed disposition of a Common Share (other than a disposition of Common Shares to enGene Holdings Inc., which may result in a deemed dividend, unless purchased by enGene Holdings Inc. in the open market in the manner in which Common Shares are normally purchased by any member of the public in the open market, in which case other considerations may arise) or a Pre-Funded Warrant unless the Common Share or Pre-Funded Warrant constitutes (or is deemed to constitute) “taxable Canadian property” of such Non-Canadian Resident Holder for purposes of the Tax Act at the time of disposition, and the gain is not exempt from tax pursuant to the terms of an applicable income tax treaty or convention.

Provided the Common Shares are listed on a “designated stock exchange” as defined in the Tax Act (which currently includes the Nasdaq) at the time of disposition, the Common Shares or Pre-Funded Warrants generally will not constitute taxable Canadian property of a Non-Canadian Resident Holder unless, at any time during the 60-month period immediately preceding the disposition the following two conditions are met concurrently: (i) 25% or more of the issued shares of any class or series of the capital stock of enGene Holdings Inc. were owned by or belonged to one or any combination of (a) the Non-Canadian Resident Holder, (b) persons with whom the Non-Canadian Resident Holder did not deal at arm’s length, and (c) partnerships in which the Non-Canadian Resident Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships; and (ii) more than 50% of the fair market value of the Common Shares was derived, directly or indirectly, from one or any combination of (a) real or immovable property situated in Canada, (b) “Canadian resource property” (as defined in the Tax Act), (c) “timber resource property” (as defined in the Tax Act), or (d) options in respect of, interests in, or for civil law rights in, such properties, whether or not such property exists. Notwithstanding the foregoing, a Common Share or Pre-Funded Warrant may be deemed to be taxable Canadian property in certain circumstances specified in the Tax Act.

If the Common Shares or Pre-Funded Warrants are taxable Canadian property of a Non-Canadian Resident Holder, any capital gain realized on the disposition or deemed disposition of such Common Shares or Pre-Funded Warrants may not be subject to tax under the Tax Act pursuant to the terms of an applicable income tax treaty or convention. Non-Canadian Resident Holders whose Common Shares or Pre-Funded Warrants may constitute taxable Canadian property should consult their own tax advisors.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated November 12, 2025, among us and Jefferies LLC, Leerink Partners LLC and Wells Fargo Securities, LLC as the representatives of the underwriters named below and the joint book-running managers of this offering, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of common shares and pre-funded warrants shown opposite its name below:

Underwriter	Number of Common Shares	Number of Pre-Funded Warrants
Jefferies LLC	4,897,941	1,066,765
Leerink Partners LLC	4,270,000	930,000
Wells Fargo Securities, LLC	1,821,029	396,618
Raymond James & Associates, Inc.	627,941	136,765
Van Lanschot Kempen (USA) Inc.	627,941	136,765
H.C. Wainwright & Co., LLC	313,971	68,382

Total	12,558,823	2,735,295

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the common shares and pre-funded warrants if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities. The underwriters have not been engaged to act as warrant agent for the pre-funded warrants or to act as underwriter or agent or otherwise participate in the issuance of our common shares upon exercise of the pre-funded warrants.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the common shares as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common shares, that you will be able to sell any of the common shares held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the common shares and pre-funded warrants subject to their acceptance of the common shares and pre-funded warrants from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

No sales of our common shares under this prospectus will be offered or made in Canada, or knowingly to a person resident in Canada.

Commission and Expenses

The underwriters have advised us that they propose to offer the common shares and pre-funded warrants at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $0.3060 per common share or $0.3060 per pre-funded warrant. After the offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

			Total
	Per Share	Per Pre-Funded Warrant	Without Option	With Option
Public offering price	$8.50	8.4999	$129,999,729.47	$149,499,723.97
Underwriting discounts and commissions paid by us	$0.51	0.5100	$7,800,000.18	$8,969,999.85
Proceeds, before expenses, to us	$7.99	7.9899	$122,199,729.29	$140,529,724.12

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $425,000. We have also agreed to reimburse the underwriters for up to $20,000 for their expenses relating to clearance of this offering with the Financial Industry Regulatory Authority, Inc. (FINRA) counsel fee. In accordance with FINRA Rule 5110, this reimbursed fee is deemed underwriting compensation for this offering.

Listing

Our common shares are listed on the Nasdaq Capital Market under the symbol “ENGN.”

There is no established public trading market for the pre-funded warrants, and we do not expect a market to develop. We do not intend to list the pre-funded warrants on any national securities exchange or nationally recognized trading system.

No Sales of Similar Securities

We, our officers and our directors and certain shareholders have agreed, subject to specified exceptions not to directly or indirectly:

•	sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Exchange Act;

•

otherwise dispose of any shares of common shares, options or warrants to acquire common shares, or securities exchangeable or exercisable for or convertible into common shares currently or hereafter owned either of record or beneficially;

•

enter into any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of common shares, or of options or warrants to common shares, or securities or rights exchangeable or exercisable for or convertible into common shares;

•

make any demand for, or exercise any right with respect to, the registration under the Securities Act of the offer and sale of any common shares, or of options or warrants to common shares or securities or rights exchangeable or exercisable for or convertible into common shares, or cause to be filed a registration statement, prospectus or prospectus supplement (or an amendment or supplement thereto) with respect to any such registration; or

•	publicly announce an intention to do any of the foregoing for a period of 90 days after the date of this prospectus supplement.

These restrictions terminate after the close of trading of the common shares on and including the 90th day after the date of this prospectus supplement.

Jefferies LLC, Leerink Partners LLC and Wells Fargo Securities, LLC may, in their sole discretion and at any time or from time to time before the termination of the 90 day period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our stockholders who executed a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period except that we may sell our common shares pursuant to the Open Market Sale AgreementSM with Jefferies LLC, provided that no sales shall be made until the earlier of the (x) exercise in full by the underwriters of their option to purchase additional common shares in this offering and (y) 30 days from the date of this prospectus supplement.

Stabilization

The underwriters have advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common shares at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional common shares in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional common shares or purchasing common shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional common shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of common shares on behalf of the underwriters for the purpose of fixing or maintaining the price of the common shares. A syndicate covering transaction is the bid for or the purchase of common shares on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common shares originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The underwriters may also engage in passive market making transactions in our common shares on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of the common shares in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

This prospectus supplement and the accompanying prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus supplement or the accompanying prospectus, have not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses. For example, on December 20, 2024, we entered into the Open Market Sale Agreementsm with Jefferies LLC pursuant to which we may offer and sell our common shares from time to time through Jefferies LLC acting as our sales agent.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common shares offered hereby. Any such short positions could adversely affect future trading prices of the common shares offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Australia

This prospectus supplement is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus supplement in Australia:

You confirm and warrant that you are either:

a)	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

b)

a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the Company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

c)	a person associated with the Company under Section 708(12) of the Corporations Act; or

d)	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this prospectus supplement is void and incapable of acceptance.

You warrant and agree that you will not offer any securities issued to you pursuant to this prospectus supplement for resale in Australia within 12 months of the securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant State”), no securities have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus supplement in relation to the securities which have been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the securities may be offered to the public in that Relevant State at any time:

(a)	to any legal entity which is a “qualified investor” as defined under Article 2 of the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)

in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of the securities shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression “offer to the public” in relation to the securities in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

No securities have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the securities which has been approved by the Financial Conduct Authority, except that the securities may be offered to the public in the United Kingdom at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of the securities shall require the Issuer or any Manager to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus

Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the securities in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Hong Kong

No securities have been offered or sold, and no securities be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (“CO”) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

This prospectus supplement has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus supplement and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Israel

This prospectus supplement does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus supplement is being distributed only to, and is directed only at, and any offer of the securities is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Singapore

This prospectus supplement has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a

relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the underwriters will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of the securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of the securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the securities.

United Arab Emirates

The securities have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. Neither this prospectus supplement nor the accompanying prospectus has been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Dubai International Financial Centre

This document relates to an Exempt Offer in accordance with the Markets Rules of the Dubai Financial Services Authority. This document is intended for distribution only to Persons of a type specified in those rules to whom Exempt Offers can be made. It must not be delivered to, or relied on by, any other Person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial adviser.

LEGAL MATTERS

Certain legal matters related to our securities offered by this prospectus will be passed upon for us by Blake, Cassels & Graydon LLP, with respect to matters of Canadian law, and Morgan, Lewis & Bockius LLP, with respect to matters of U.S. law. Certain legal matters in connection with the offering will be passed upon for the underwriters by Cooley LLP, New York, New York, with respect to U.S. legal matters and Osler, Hoskin & Harcourt with respect to Canadian legal matters.

EXPERTS

The consolidated financial statements of enGene Holdings Inc. as of October 31, 2024 and 2023, and for the years ended October 31, 2024 and 2023, have been incorporated by reference herein in this registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common shares we are offering under this prospectus supplement and accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information about us and the common shares we are offering under this prospectus supplement, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains such reports, proxy statements and other information regarding issuers that file electronically with the SEC, including us, free of charge. The address of the SEC website is www.sec.gov. Additionally, you may access our filings with the SEC through our website at www.engene.com. The information on our website is not part of this prospectus supplement, and the inclusion of our website address in this prospectus supplement is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain important information that you should read about us. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus.

The following documents are incorporated by reference into this document:

•

our Annual Report on Form 10-K for the year ended October 31, 2024, filed with the SEC on December  19, 2024 and our Amendment No. 1 to our Annual Report on Form 10-K for the year ended October 31, 2024, filed with the SEC on February 20, 2025;

•	our Quarterly Reports on Form 10-Q for the quarters ended January 31, 2025, April 30, 2025 and July 31, 2025, filed with the SEC on March 10, 2025, June 12, 2025 and September 11, 2025, respectively;

•

the portions of our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on May  9, 2025 that are specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended October 31, 2024;

•

our Current Reports on Form 8-K, as filed with the SEC on December 19, 2024, December  20, 2024, June  4, 2025, June  9, 2025, June  10, 2025, July  8, 2025 (as amended on October  2, 2025), September  3, 2025, October  2, 2025 and November 12, 2025 (in each case, except for information contained therein which is furnished rather than filed); and

•

our description of our common shares contained in our registration statement on Form 8-A, as filed with the SEC on October 31, 2023, as updated or amended in any amendment or report filed for such purpose.

We also incorporate by reference into this prospectus supplement and the accompanying prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, or (ii) after the date of this prospectus supplement but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Information in these documents updates and supplements the information provided in this prospectus supplement. Any statements in these documents will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or supersede such earlier statements. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement but not delivered with the prospectus supplement, including exhibits which are specifically incorporated by reference into such documents. You should direct any requests for documents by writing us at:

enGene Holdings Inc.

4868 Rue Levy, Suite 220

Saint-Laurent, QC, Canada

Attn: Investor Relations

(514) 332-4888

PROSPECTUS

enGene Holdings Inc.

US$300,000,000

Common Shares

Preferred Shares

Debt Securities

Subscription Receipts

Warrants

Units

We may offer and sell from time to time common shares, preferred shares, debt securities, subscription receipts, warrants to purchase common shares and units or any combination thereof up to an aggregate initial offering price of up to US$300,000,000 in one or more transactions under this shelf prospectus. The securities may be offered separately or together, at times, in amounts, at prices and on terms that will be determined based on market conditions at the time of sale and set forth in an accompanying shelf prospectus supplement. We will provide specific terms of any offering in supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated by reference herein and therein, before you invest in any of our securities. This prospectus may not be used to sell the securities unless accompanied by a prospectus supplement.

We may offer and sell the securities through underwriters, dealers or agents, or directly to purchasers, or through a combination of these methods. See “Plan of Distribution” beginning on page 11 of this prospectus. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts or over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

We are an “emerging growth company” and a “smaller reporting company” under federal securities laws and as such, have elected to comply with reduced public company reporting requirements for this prospectus and the documents incorporated by reference herein and may elect to comply with reduced public company reporting requirements in future filings. See “Summary—Emerging Growth Company and Smaller Reporting Company.”

Our common shares and warrants are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “ENGN” and “ENGNW,” respectively. On November 20, 2024, the closing price of our common shares was $7.50 and the closing price for our warrants was $1.89.

Investing in our securities involves significant risks. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated by reference herein and therein, before you invest in any of our securities. See “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 21, 2024

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, we may offer and sell, from time to time, any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of US$300,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell any type of securities under this prospectus, we will, to the extent required by law, provide a prospectus supplement that will contain specific information about the terms of such offering. We may also authorize one or more free writing prospectuses to be provided to you in connection with such offering. The prospectus supplement and any related free writing prospectus may add, update or change information contained in this prospectus. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. You should carefully read this prospectus, the applicable prospectus supplement, and any applicable free writing prospectus, as well as the information and documents incorporated herein and therein by reference and the additional information under the heading “Where You Can Find More Information,” before making an investment decision.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in, or incorporated by reference into, this prospectus and the applicable prospectus supplement, and any free writing prospectus we have authorized for use in connection with a specific offering. You must not rely upon any other information or representation.

This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement and any applicable free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus, any accompanying prospectus supplement or any applicable free writing prospectus is delivered, or securities sold, on a later date.

This prospectus may not be used by us to consummate sales of our securities unless it is accompanied by a prospectus supplement. To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the prospectus or any prospectus summary were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus includes summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under the heading “Where You Can Find More Information.”

Unless stated otherwise or as the context otherwise requires, all references to dollar amounts in this prospectus and any prospectus supplement are references to United States dollars. References to “$” or “US$” are to United States dollars and references to “C$” are to Canadian dollars.

Unless the context indicates otherwise, references to the terms “enGene,” the “Company,” the “Registrant,” “we,” “us” and “our” refer to enGene Holdings Inc. and its subsidiaries.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. This summary does not contain all the information that you should consider before investing in our securities. Before investing in our securities, you should carefully read this entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the information under the caption “Risk Factors” herein and the applicable prospectus supplement and under similar headings in the other documents that are incorporated by reference into this prospectus, including our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q on file with the SEC and any amendments thereto. You should also carefully read the other information incorporated by reference into this prospectus, including our financial statements and the related notes, and the exhibits to the registration statement of which this prospectus is a part.

The Company

We are a clinical-stage biotechnology company focused on developing gene therapies to improve the lives of patients. We are developing non-viral gene therapies based on our novel and proprietary dually derived chitosan, or “DDX”, gene delivery platform, which allows localized delivery of multiple gene cargos directly to mucosal tissues and other organs. We believe our DDX platform, with its broad tissue and disease application, has the potential to take gene therapy beyond rare genetic diseases into oncology and other underserved therapeutic areas. We have established integrated capabilities with this platform to support the clinical development and potential commercialization of our gene therapies.

Our lead product candidate, detalimogene voraplasmid, (also known as detalimogene, and previously EG-70), which is comprised of three gene cargos delivered via our proprietary DDX platform, is a therapy designed to generate a local immune reaction in proximity to tumors. We believe this enables the immune system to reduce or clear the tumor and develop memory to resist recurrence. Because this treatment does not need to deliver the therapeutic gene directly into tumor cells, it is applicable to many tumor types. We are currently developing detalimogene as a monotherapy to treat non-muscle invasive bladder cancer (“NMIBC”) with carcinoma in situ (“Cis”) in patients that have been unresponsive to treatment with Bacillus Calmette-Guerin, or “BCG,” or what is referred to as “BCG-unresponsive NMIBC with Cis.”

In NMIBC, carcinoma in situ, or Cis, is a flat, high-grade, sessile tumor that has a high likelihood of invading the deeper layers of the bladder wall. A “high-” or “low-” tumor risk describes the degree to which the tumor pathology appears more likely to grow quickly and invade non-cancerous tissue. NMIBC with Cis is typically initially treated with a solution containing the bacterium BCG that is instilled into the bladder multiple times over the course of several months. Despite this treatment, many of these cancers recur and are unresponsive to additional BCG, allowing the cancer to spread throughout and deeper into the bladder and often requiring surgical removal of the bladder (radical cystectomy). We believe BCG-unresponsive NMIBC with Cis is currently an underserved therapeutic segment with limited treatment options, and that there is a market opportunity for detalimogene as a monotherapy for this condition. While the potential market for detalimogene may not be limited to these patients, that is our current initial focus in working to bring detalimogene to market.

Stock Exchange Listing

Our common shares and warrants are listed for trading on Nasdaq under the symbols “ENGN” and “ENGNW”, respectively.

Corporate Information

enGene’s principal executive offices are located at 4868 Rue Levy, Suite 220, Saint-Laurent, QC H4R 2P1, Canada, and the Company’s phone number is (514) 332-4888. Our website address is www.engene.com. The information found on, that can be accessed from or that is hyperlinked to our website is not part of nor incorporated by reference into this prospectus or the registration statement of which it is a part.

Emerging Growth Company and Smaller Reporting Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the U.S. Securities Act of 1933, as amended (the “Securities Act”) declared effective or do not have a class of securities registered under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected to opt out of such extended transition period.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of FEAC’s IPO, which occurred on December 14, 2021, (b) in which we have total annual revenue of at least $1.23 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common shares held by non-affiliates exceeds $250 million as of the prior April 30, or (2) our annual revenues exceed $100 million during such completed fiscal year and the market value of our common shares held by non-affiliates exceeds $700 million as of the prior April 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial reporting with that of other public companies difficult or impossible.

Recent Developments

On October 29, 2024, we completed the private placement of 6,758,311 Common Shares (the “Subscribed Shares”), at a price of $8.90 per share (the “October 2024 PIPE Financing”) with certain institutional investors (the “October 2024 PIPE Investors”) pursuant to subscription agreements entered into on October 24, 2024 (collectively, the “October 2024 Subscription Agreements”).

We intend to use the net proceeds from the October 2024 PIPE Financing of $56.3 million, which reflects the gross proceeds of approximately $60.1 million, less offering expenses to fund the continued development of detalimogene, pre-commercial activities, the potential expansion of the DDX platform, and for working capital and general corporate purposes.

Pursuant to the October 2024 Subscription Agreements, we agreed to file a registration statement on Form S-3 with the SEC within 20 business days after the closing of the October 2024 PIPE Financing for purposes of registering for resale the Subscribed Shares, to use commercially reasonable efforts to have such registration statement declared effective and kept effective for the periods set forth in the October 2024 Subscription Agreements.

The following table sets forth our cash and cash equivalents and our capitalization as of July 31, 2024 (i) on an actual basis and (ii) on an as adjusted basis giving effect to proceeds from the October 2024 PIPE Financing. You should read this table together with information incorporated by reference in this prospectus, including Management’s Discussion and Analysis and our unaudited Condensed Consolidated Financial Statements, included within our Quarterly Report on Form 10-Q for the quarter ended July 31, 2024. Our consolidated balance sheet as of our fiscal year ended October 31, 2024, when issued, will reflect the October 2024 PIPE Financing.

	(in thousands except for shares)
	July 31, 2024	July 31, 2024
	Actual	As adjusted
Cash and cash equivalents	$257,678	$313,996

Operating lease liabilities, current and long term	$1,902	$1,902
Note payable, current and long term	22,953	22,953

Shareholders’ equity (deficit)
Common shares, no par value; unlimited shares authorized, 44,215,577 and 50,973,888 shares issued and outstanding on an actual and as adjusted basis, respectively.	453,479	509,797
Additional paid-in capital	17,297	17,297
Accumulated other comprehensive loss	(1,016)	(1,016)
Accumulated deficit	(239,431)	(239,431)

Total shareholders’ equity (deficit)	230,329	286,647

Total Capitalization	$255,184	$311,502

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. In particular, you should carefully consider the information under the heading “Risk Factors,” as well as the factors listed under the heading “Special Note Regarding Forward-Looking Statements,” in each case contained in our Annual Report on Form 10-K for our most recent fiscal year, in any Quarterly Reports on Form 10-Q that have been filed since our most recent Annual Report on Form 10-K and in any other documents that we file with the SEC which is incorporated by reference in this prospectus. New risks may emerge in the future at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial condition or performance. The prospectus supplement applicable to a specific offering may contain a discussion of additional risks applicable to an investment in us and our securities we are offering under that prospectus supplement. Each of the risks described could result in a decrease in the value of the securities and your investment therein.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement or related free writing prospectus, and the documents incorporated by reference herein and therein may contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995 and may contain “forward-looking information” within the meaning of Canadian securities laws (collectively, “forward-looking statements”).

enGene’s forward-looking statements include, but are not limited to, statements regarding enGene’s management teams’ expectations, hopes, beliefs, intentions, goals or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “appear,” “approximate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “would” and similar expressions (or the negative version of such words or expressions) may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements may include, for example, statements about:

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the ability of enGene to recognize the anticipated benefits of the business combination between Forbion European Acquisition Corporation, the Company and enGene, Inc. and related transactions (“Business Combination”), which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•	enGene’s financial performance following the Business Combination, including financial projections and business metrics and any underlying assumptions thereunder;

•	the ability to maintain the listing of the Company’s common shares and warrants to purchase common shares on Nasdaq or another national securities exchange;

•	enGene’s success in recruiting and retaining, or changes required in, officers, key personnel or directors following the completion of the Business Combination;

•	enGene’s plans and ability to execute product development, manufacturing process development, preclinical and clinical development efforts successfully and on anticipated timelines;

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enGene’s ability to design, initiate and successfully complete clinical trials and other studies for its product candidates and its plans and expectations regarding its ongoing or planned clinical trials;

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enGene’s plans and ability to obtain and maintain marketing approval from the U.S. Food and Drug Administration and other regulatory authorities, including the European Medicines Agency, for its product candidates;

•	enGene’s plans and ability to commercialize its product candidates, if approved by applicable regulatory authorities;

•	the degree of market acceptance of enGene’s product candidates, if approved, and the availability of third-party coverage and reimbursement;

•	the ability of enGene’s external contract manufacturers to support the manufacturing, release testing, stability analysis, clinical labeling and packaging of enGene’s products;

•	enGene’s future financial performance and the sufficiency of enGene’s cash and cash equivalents to fund its operations;

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the outcome of any known and unknown litigation and regulatory proceedings, including any legal proceedings that may be instituted against enGene or any of its directors or officers following the Business Combination; and

•	enGene’s ability to implement and maintain effective internal controls.

All forward looking-statements, including, without limitation, our examination of historical operating trends, are based upon our current expectations and various assumptions. Certain assumptions made in preparing the forward-looking statements include:

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enGene is able to recruit and retain qualified scientific and management personnel, establish clinical trial sites and patient registration for clinical trials and acquire technologies complementary to, or necessary for, its programs;

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enGene is able to enroll, in a timely manner, a sufficient number of patients in each cohort of the Phase 2 LEGEND trial to assess the efficacy and safety of detalimogene voraplasmid, or detalimogene, formerly referred to as EG-70, including, the pivotal cohort, the cohort with the BCG-naïve patient population, the BCG-exposed patient population and the BCG-unresponsive, papillary-only Ta/T1 disease;

•	enGene is able to file a Biologics License Application mid-2026 with the FDA for approval to market detalimogene in the United States as a monotherapy to treat BCG-unresponsive NMIBC with Cis;

•	detalimogene’s product profile can be integrated seamlessly into community urology clinics where the vast majority of NMIBC patients are treated;

•	enGene is able to retain commercial rights to detalimogene in the United States and commercialize detalimogene independently, while selectively partnering outside of the United States;
•	enGene is able to execute the “pipeline-in-a-product” development strategy for detalimogene; and

•	enGene is able to utilize the DDX gene delivery platform to develop effective, new agents for the delivery of genetic medicines to mucosal tissues.

You should not place undue reliance on these forward-looking statements which speak only as of the date hereof. The forward-looking statements contained in this prospectus are based primarily on current expectations and projections about future events and trends that may affect our business, financial condition and operating results. The following uncertainties and factors, among other things (including those described in “Risk Factors” in our Annual Report on Form 10-K and elsewhere in our Quarterly Reports on Form 10-Q and in our other filings with the Securities and Exchange Commission (“SEC”)), could affect future performance and actual results to differ materially and adversely from those expressed in, anticipated or implied by forward-looking statements:

•	the risk that the Business Combination disrupts current plans and operations of enGene as a result of consummation of the reverse recapitalization;

•	the ability to recognize the anticipated benefits of the Business Combination;

•	risks applicable to enGene’s business, including the extensive regulation of all aspects of enGene’s business, competition from other existing or newly developed products and treatments;

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risks associated with the protection of intellectual property, enGene’s ability to raise additional capital to fund its produce development activity, and its ability to maintain key relationships and to attract and retain talented personnel;

•	the possibility that enGene may be adversely affected by changes in domestic and foreign business, market, financial, political, geopolitical, legal conditions and laws and regulations;

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the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could ad versely affect enGene or the expected benefits of the Business Combination; or

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other risks and uncertainties set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K and elsewhere in our Quarterly Reports on Form 10-Q and in our other filings with the SEC.

In addition, statements that “we believe” and similar statements reflect beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. While we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.

You should read carefully the risks described in the section entitled “Risk Factors” beginning on page 4 of this prospectus and those contained in our Annual Report on Form 10-K for our most recent fiscal year, in any Quarterly Reports on Form 10-Q that have been filed since our most recent Annual Report on Form 10-K and in any other documents that we file with the SEC under the Exchange Act, each of which is incorporated by reference in this prospectus. and in any accompanying prospectus supplement or related free writing prospectus, together with all information incorporated by reference herein and therein, to better understand the significant risks and uncertainties inherent in our business and underlying any forward-looking statements. As a result of these risks, actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements in this prospectus or in any accompanying prospectus supplement or related free writing prospectus, or incorporated by reference herein and therein, and you should not place undue reliance on any forward-looking statements.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, we anticipate that the net proceeds from the sale of any securities offered under this prospectus will be used for general corporate purposes, which may include research and clinical development, repayment of debt, commercialization of detalimogene, if approved, working capital, capital expenditures and other corporate costs. We may temporarily invest the net proceeds in a variety of capital preservation instruments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities, or may hold such proceeds as cash, until they are used for their stated purpose.

DESCRIPTION OF SHARE CAPITAL

enGene’s authorized share capital consists of an unlimited number of common shares and an unlimited number of blank cheque preferred shares, issuable in series. No preferred shares are designated, issued or outstanding.

Common Shares

We are authorized to issue an unlimited number of common shares, without par value. As of October 31, 2024, we had 50,976,676 common shares issued and outstanding, outstanding warrants to purchase an additional 8,511,968 common shares, outstanding stock options to purchase an additional 6,034,513 common shares and an agreement with a lender pursuant to which warrants for a maximum of 138,696 common shares may be issued.

Under the articles of enGene (the “Articles”), the holders of common shares are entitled to one vote for each share held on all matters submitted to a vote of the shareholders. Holders of common shares are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred shares. Common shares have no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of enGene’s liquidation, dissolution or winding up, holders of common shares are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred shares. The outstanding common shares are duly authorized, validly issued, fully paid and non-assessable.

The Articles provide that the enGene Board is staggered. While the staggered board provisions apply, at every annual general meeting and in every unanimous shareholder resolution in lieu thereof, all of the directors whose terms expire shall cease to hold office immediately before the election or appointment of directors, but are eligible for re-election or re-appointment. The shareholders entitled to vote at the annual general meeting for the election of directors may elect, or in a unanimous resolution appoint, the number of directors required to fill any vacancies created. The directors will hold office for the applicable terms contemplated in the staggered board provisions. Upon resignations of a director, the remaining directors may fill the casual vacancy resulting from such resignation for the remainder of the unexpired term.

The staggering of directors will make it more difficult for shareholders to change the composition of the enGene Board. The Articles provide that, the number of directors shall be no less than three and no greater than 10, and may be fixed by the enGene Board from time to time, in accordance with the Articles.

Preferred Shares

We may issue an unlimited number of preferred shares from time to time in one or more series. The terms of each series of pre ferred shares, including the number of shares, the designation, rights, preferences, privileges, priorities, restrictions, conditions and limitations, will be determined at the time of creation of each such series by our board of directors, without shareholder approval, provided that all preferred shares will rank equally within their class as to dividends and distributions in the event of our dissolution, liquidation or winding-up.

DESCRIPTION OF DEBT SECURITIES

In this description of debt securities section, “we,” “us,” “our,” or “enGene” refer enGene Holdings Inc. but not to its subsidiaries.

As of the date of this prospectus, we have no debt securities outstanding. We may issue debt securities, separately or to gether, with common shares, warrants, subscription receipts or units or any combination thereof, as the case may be. The debt securities will be issued in one or more series under an indenture (the “Indenture”) to be entered into between us and one or more trustees (the “Trustee”) that will be named in a prospectus supplement for a series of debt securities. To the extent applicable, the Indenture will be subject to and governed by the United States Trust Indenture Act of 1939, as amended. A copy of the form of the Indenture to be entered into has been or will be filed with the SEC as an exhibit to the registration statement and will be filed with the securities commissions or similar authorities in Canada when it is entered into. The description of certain provisions of the Indenture in this section do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Indenture. Terms used in this summary that are not otherwise defined herein have the meaning ascribed to them in the Indenture. The particular terms relating to debt securities offered by a prospectus supplement will be described in the related prospectus supplement. This description may include, but may not be limited to, any of the following, if applicable:

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the specific designation of the debt securities; any limit on the aggregate principal amount of the debt securities; the date or dates, if any, on which the debt securities will mature and the portion (if less than all of the principal amount) of the debt securities to be payable upon declaration of acceleration of maturity;

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the rate or rates (whether fixed or variable) at which the debt securities will bear interest, if any, the date or dates from which any such interest will accrue and on which any such interest will be payable and the record dates for any interest payable on the debt securities that are in registered form;

•	the terms and conditions under which we may be obligated to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provisions or otherwise;

•	the terms and conditions upon which we may redeem the debt securities, in whole or in part, at our option;

•	the covenants applicable to the debt securities;

•	the terms and conditions for any conversion or exchange of the debt securities for any other securities;

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the extent and manner, if any, to which payment on or in respect of the debt securities of the series will be senior or will be subordinated to the prior payment of our other liabilities and obligations;

•	whether the debt securities will be secured or unsecured;

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whether the debt securities will be issuable in registered form or bearer form or both, and, if issuable in bearer form, the restrictions as to the offer, sale and delivery of the debt securities which are in bearer form and as to exchanges between registered form and bearer form;

•	whether the debt securities will be issuable in the form of registered global securities (“Global Securities”), and, if so, the identity of the depositary for such registered Global Securities;

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the denominations in which registered debt securities will be issuable, if other than denominations of $1,000, integral multiples of $1,000 and the denominations in which bearer debt securities will be issuable, if other than $5,000;

•	each office or agency where payments on the debt securities will be made and each office or agency where the debt securities may be presented for registration of transfer or exchange;

•	if other than United States dollars, the currency in which the debt securities are denominated or the currency in which we will make payments on the debt securities;

•	material Canadian federal income tax consequences and United States federal income tax consequences of owning the debt securities;

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any index, formula or other method used to determine the amount of payments of principal (and premium, if any) or interest, if any, on the debt securities; and any other terms, conditions, rights or preferences of the debt securities which apply solely to the debt securities.

If we denominate the purchase price of any of the debt securities in a currency or currencies other than United States dollars or a non-United States dollar unit or units, or if the principal of and any premium and interest on any debt securities is payable in a currency or currencies other than United States dollars or a non-United States dollar unit or units, we will provide investors with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such non-United States dollar currency or currencies or non-United States dollar unit or units in the applicable prospectus supplement.

Each series of debt securities may be issued at various times with different maturity dates, may bear interest at different rates and may otherwise vary.

The terms on which a series of debt securities may be convertible into or exchangeable for common shares or other securities will be described in the applicable prospectus supplement. These terms may include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of common shares or other securities to be received by the holders of such series of debt securities would be subject to adjustment.

To the extent any debt securities are convertible into common shares or other securities, prior to such conversion the holders of such debt securities will not have any of the rights of holders of the securities into which the debt securities are convertible, including the right to receive payments of dividends or the right to vote such underlying securities.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

We may issue subscription receipts that are exchangeable for our equity securities and/or other securities. The particular terms and provisions of subscription receipts offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to them, will be described in the applicable prospectus supplement. This description will include, without limitation, where applicable:

•	the title and number of subscription receipts;

•	the period during which and the price at which the subscription receipts will be offered;

•	the terms, conditions and procedures for the exchange of the subscription receipts into or for our equity securities and/or other securities;

•	the number of our equity securities and/or other securities that may be issued or delivered upon exchange of each subscription receipt; and

•	whether the subscription receipts will be issued in fully registered or global form.

Our equity securities and/or other securities issued or delivered upon the exchange of subscription receipts will be issued for no additional consideration.

DESCRIPTION OF WARRANTS

General

This section describes the general terms that will apply to any warrants for the purchase of common shares, or equity warrants, or any warrants for the purchase of debt securities, or debt warrants. We may issue warrants independently or together with other securities, and warrants sold with other securities may be attached to or separate from the other securities. Warrants may be issued under one or more warrant indentures or warrant agency agreements to be entered into by us and one or more banks or trust companies acting as warrant agent.

This summary of some of the provisions of the warrants is not complete. The statements made in this prospectus relating to any warrant agreement and warrants to be issued under this prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable warrant agreement. You should refer to the warrant indenture or warrant agency agreement relating to the specific warrants being offered for the complete terms of the warrants. A copy of any warrant indenture or warrant agency agreement relating to an offering or warrants will be filed by us with the securities regulatory authorities in the United States after we have entered into it.

The applicable prospectus supplement relating to any warrants that we offer will describe the particular terms of those warrants and include specific terms relating to the offering.

Equity Warrants

The particular terms of each issue of equity warrants will be described in the applicable prospectus supplement. This description will include, where applicable:

•	the designation and aggregate number of equity warrants;

•	the price at which the equity warrants will be offered;

•	the currency or currencies in which the equity warrants will be offered;

•	the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

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the number of common shares that may be purchased upon exercise of each equity warrant and the price at which and currency or currencies in which the common shares may be purchased upon exercise of each equity warrant;

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the terms of any provisions allowing or providing for adjustments in (i) the number and/or class of shares that may be purchased, (ii) the exercise price per share or (iii) the expiry of the equity warrants;

•	whether we will issue fractional shares;

•	whether we have applied to list the equity warrants or the underlying shares on a stock exchange;

•	the designation and terms of any securities with which the equity warrants will be offered, if any, and the number of the equity warrants that will be offered with each security;

•	the date or dates, if any, on or after which the equity warrants and the related securities will be transferable separately;

•	whether the equity warrants will be subject to redemption and, if so, the terms of such redemption provisions;

•	material US and Canadian federal income tax consequences of owning the equity warrants; and

•	any other material terms or conditions of the equity warrants.

Debt Warrants

The particular terms of each issue of debt warrants will be described in the related prospectus supplement. This description will include, where applicable:

•	the designation and aggregate number of debt warrants;

•	the price at which the debt warrants will be offered;

•	the currency or currencies in which the debt warrants will be offered;

•	the designation and terms of any securities with which the debt warrants are being offered, if any, and the number of the debt warrants that will be offered with each security;

•	the date or dates, if any, on or after which the debt warrants and the related securities will be transferable separately;

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the principal amount of debt securities that may be purchased upon exercise of each debt warrant and the price at which and currency or currencies in which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

•	the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

•	the minimum or maximum amount of debt warrants that may be exercised at any one time;

•	whether the debt warrants will be subject to redemption, and, if so, the terms of such redemption provisions;

•	material US and Canadian federal income tax consequences of owning the debt warrants; and

•	any other material terms or conditions of the debt warrants.

Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.

DESCRIPTION OF UNITS

The following description sets forth certain general terms and provisions of units to which any prospectus supplement may relate.

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued, if any, may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

U.S. AND CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The applicable prospectus supplement may describe certain Canadian federal income tax consequences to an investor who is a non-resident of Canada of the ownership and disposition of any of our securities offered thereunder.

The applicable prospectus supplement may also describe certain U.S. federal income tax consequences of the ownership and disposition of any of our securities offered thereunder by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code), including, to the extent applicable, such consequences relating to debt securities payable in a currency other than the U.S. dollar, issued at an original issue discount for U.S. federal income tax purposes or containing early redemption provisions or other special items.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus for cash or other consideration (i) to or through underwriters, dealers, placement agents or other intermediaries, (ii) directly to one or more purchasers or (iii) in connection with acquisitions of assets or shares or another entity or company.

Each prospectus supplement with respect to our securities being offered will set forth the terms of the offering, including:

•	the name or names of any underwriters, dealers or other placement agents;

•	the number and the purchase price of, and form of consideration for, the securities;

•	the proceeds to the Company from such sale; and

•	any commissions, fees, discounts and other items constituting underwriters’, dealers’ or agents’ compensation.

The securities may be sold, from time to time, in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be “at-the-market distributions” in accordance with Rule 415(a)(4) under the Securities Act, including sales made directly on the Nasdaq or other existing trading markets for the securities. The prices at which the securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the securities at the initial offering price fixed in the applicable prospectus supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial offering price fixed in such prospectus supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the securities is less than the gross proceeds paid by the underwriters to us.

Only underwriters named in the prospectus supplement are deemed to be underwriters in connection with our securities offered by that prospectus supplement.

We may agree to pay the underwriters or agents a commission for various services relating to the issue and sale of any securities offered hereby. Where we pay such commission, it will be paid out of the general corporate funds of the Company.

Underwriters, dealers and agents who participate in the distribution of the securities may be entitled to, under agreements to be entered into with us, indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

No underwriter or dealer involved in an “at-the-market distribution,” no affiliate of such underwriter or dealer and no person acting jointly or in concert with such underwriter or dealer has over-allotted, or will over-allot, our securities in connection with an offering of the securities or effect any other transactions that are intended to stabilize the market price of our securities.

In connection with any offering of our securities, other than an “at-the-market distribution,” the underwriters may over-allot or effect transactions which stabilize or maintain the market price of our securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. Each prospectus supplement will set forth the terms of such transactions.

In compliance with the guidelines of FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be less than this amount.

General Information

Underwriters, dealers and agents that participate in the distribution of our securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive and any profit they make on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement. We may indemnify agents, underwriters, and dealers against certain civil liabilities, including liabilities under the Securities Act, or make contributions to payments they may be required to make relating to those liabilities. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Each series of securities offered by this prospectus may be a new issue of securities with no established trading market. Any underwriters to whom securities offered by this prospectus are sold by us for public offering and sale may make a market in the securities offered by this prospectus, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities offered by this prospectus.

Representatives of the underwriters through whom our securities are sold for public offering and sale may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum.

Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time.

Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for, us and our subsidiaries in the ordinary course of business.

We will bear all costs, expenses and fees in connection with the registration of the securities as well as the expense of all commissions and discounts, if any, attributable to the sales of any of our securities by us.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a “shelf” registration statement on Form S-3 of which this prospectus is a part, including exhibits, schedules and amendments filed with, or incorporated by reference into, the registration statement. This prospectus and any prospectus supplement do not contain all of the information found in the registration statement and exhibits and schedules to the registration statement. For further information about us and the securities registered hereby, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus or any prospectus supplement as to the contents of any contract or other document referred to in, or incorporated by reference into, this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement of which this prospectus is a part or to the annual, quarterly or other reports under the Securities Exchange Act of 1934, as amended (“Exchange Act”), which are incorporated by reference herein, each statement is qualified in all respects by the exhibit to which the reference relates.

We file annual, quarterly and other reports and other documents with the SEC. The SEC maintains a website (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including information we file. You may read any document we file with or furnish to the securities commissions and authorities of the provinces of Canada through SEDAR+ at https://www.sedarplus.com. We also maintain a website (www.engene.com). Information on our website is not a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in this prospectus, any prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus and any prospectus supplement to the extent that a statement in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement. We incorporate by reference the following documents we have filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended October 31, 2023;

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our definitive Proxy Statement on Schedule 14A for our 2024 Annual Meeting of Stock holders (“Proxy Statement”), as filed with the SEC on April 18 , 2024 (but only with respect to information required by Part III of the Annual Report on Form 10-K, which information included in the Proxy Statement updated and superseded the information included in Part III of our Annual Report on Form 10-K for the year ended October 31, 2023);

•	our Quarterly Reports on Form 10-Q for the quarters ended January 31, 2024, April 30, 2024 and July 31, 2024;

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our Current Reports on Form 8-K filed with the SEC on November 9, 2023, November 29, 2023,  December 13, 2023,  December 21, 2023,  December 28, 2023, February 14, 2024, May 15, 2024,  July 24, 2024,  September  26, 2024, October  21, 2024, and October 25, 2024 (provided that any portions of such reports that are deemed furnished and not filed pursuant to instructions to Form 8-K shall not be incorporated by reference into this prospectus);

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the description of our common shares set forth in the registration statement on Form 8-A registering our common shares under Section 12 of the Exchange Act, which was filed with the SEC on October  31, 2023, including any amendments or reports filed for the purpose of updating such description; and

•	the historical and pro forma financial information set forth in Exhibits 99.1, 99.2, and 99.3 to the Form S-3 of which this prospectus forms a part.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of the initial registration statement and prior to effectiveness of the registration statement and from the date of this prospectus (other than any documents, or portions of documents, not deemed to be filed) until all of the securities covered by this registration statement have been sold.

You may obtain copies of any of these filings without charge from our website www.engene.com, or by contacting the SEC or accessing its website as described above. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC. We will provide, upon written or oral request, at no cost , to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, at no cost to you, by writing us at enGene Holdings Inc., Attn: Corporate Secretary, 4868 Rue Levy, Suite 220, Saint-Laurent, QC, Canada H4R 2P1. Our telephone number is (514) 332-4888.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that information in this prospectus or any supplement is accurate as of any date other than the date on the front of these documents.

ENFORCEMENT OF CIVIL LIABILITIES

We are a corporation existing under the laws of British Columbia, Canada and, as a result, the rights of the holders of our securities may be impacted by Canadian law and our amended organizational documents. All or substantially all of our assets are located outside the United States, and substantially all of our business, including our operations, is conducted outside the United States. In addition, some of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets may be located outside the United States. As a result, it could be difficult or impossible for you to effect service of process on these individuals in the United States in the event that you believe that your rights have been infringed under applicable securities laws or otherwise or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on civil liability provisions of the U.S. securities laws. There can be no assurance that U.S. investors will be able to enforce against us, members of our board of directors, officers or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws. There is uncertainty with respect to whether a Canadian court would take jurisdiction on a matter of liability predicated solely upon U.S. federal securities laws, and uncertainty with respect to whether a Canadian court would enforce a foreign judgement on liabilities predicated upon the securities laws of the United States.

TRANSFER AGENT AND REGISTRAR

Our transfer agent and registrar is Continental Stock Transfer & Trust Company, located at 1 State Street, 30th Floor, New York, New York, 10004.

LEGAL MATTERS

Certain legal matters related to our securities offered by this prospectus will be passed upon for us by Blake, Cassels & Graydon LLP, with respect to matters of Canadian law, and Morgan, Lewis & Bockius LLP, with respect to matters of U.S. law. Additional legal matters may be passed upon by us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of enGene Holdings Inc. as of October 31, 2023 and 2022, and for the years ended October 31, 2023 and 2022, have been incorporated by reference herein in this registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the October 31, 2023 consolidated financial statements contains an explanatory paragraph that states that the Company has incurred a net loss and negative cash flows from operating activities for the year ended October 31, 2023, has an accumulated deficit at October 31, 2023, and will require additional financing in order to fund its future expected negative cash flows, that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The financial statements of Forbion European Acquisition Corp. for the year ended December 31, 2022 and the period from August 9, 2021 (inception) through December 31, 2021, and as of December 31, 2022 and December 31, 2021, included in this registration statement have been audited by Marcum LLP, independent registered public accounting firm, as stated in their report appearing herein which contains an explanatory paragraph relating to substantial doubt about the ability of Forbion European Acquisition Corp. to continue as a going concern as described in Note 1 to the financial statements. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

12,558,823 Common Shares

Pre-Funded Warrants to Purchase 2,735,295 Common Shares

Joint Book-running Managers

Jefferies	Leerink Partners	Wells Fargo Securities

Lead Managers

Raymond James	Van Lanschot Kempen

Co-Manager

H.C. Wainwright & Co.

November 12, 2025